Exhibit 10.1

Loan No. 07-0004343

CREDIT AGREEMENT

Dated as of December 18, 2009

among

NRS VENTURES, L.L.C.,

as Borrower,

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as Administrative Agent and a Lender

and

THE OTHER FINANCIAL INSTITUTIONS WHO ARE OR HEREAFTER
BECOME PARTIES TO THIS CREDIT AGREEMENT,

as Lenders

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5.09	Compliance with Laws	45
5.10	Ownership of Property; Liens	46
5.11	Corporate Structure; Capital Stock, Etc.	46
5.12	Real Property Assets; Leases	46
5.13	Material Contracts; Additional Contractual Obligations	48
5.14	Investments	48
5.15	Solvency	48
5.16	Taxes	48
5.17	REIT Status	48
5.18	Insurance	48
5.19	Healthcare; Facility Representations and Warranties	49
5.20	Disclosure	50
5.21	Collateral Documents	51

ARTICLE VI AFFIRMATIVE COVENANTS		51
6.01	Financial Statements	51
6.02	Certificates; Other Information	52
6.03	Preservation of Existence and Franchises	54
6.04	Books and Records	54
6.05	Compliance with Law	54
6.06	Payment of Taxes and Other Indebtedness	55
6.07	Insurance	55
6.08	Maintenance of Property	55
6.09	Performance of Obligations	56
6.10	Visits and Inspections	56
6.11	Use of Proceeds/Purpose of Loan	56
6.12	Financial Covenants	56
6.13	Environmental Matters	57
6.14	REIT Status	57
6.15	Reserved	58
6.16	Pledged Assets	58
6.17	Appraisals	58
6.18	Anti-Terrorism Laws	58
6.19	Compliance With Material Contracts	59
6.20	Health Care Covenants	59
6.21	Reserved	60
6.22	Use and Application of Insurance Proceeds	60
6.23	Condemnation Awards	61
6.24	Special Provisions Regarding Ground Leased Facilities	62

ARTICLE VII NEGATIVE COVENANTS		63
7.01	Liens	63
7.02	Indebtedness	63
7.03	Fundamental Changes	63
7.04	Dispositions; Acquisitions	64
7.05	Business Activities	64
7.06	Transactions with Affiliates and Insiders	64

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7.07	Organization Documents; Fiscal Year	65
7.08	Modifications to Other Documents	65
7.09	Ownership of Subsidiaries	65
7.10	No Further Negative Pledges	66
7.11	Limitation on Restricted Actions	66

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		66
8.01	Events of Default	66
8.02	Remedies Upon Event of Default	69
8.03	Application of Funds	70
8.04	Administrative Agent’s Right to Perform the Obligations	70

ARTICLE IX ADMINISTRATIVE AGENT		71
9.01	Appointment and Authorization of Administrative Agent	71
9.02	Delegation of Duties	71
9.03	Liability of Administrative Agent	71
9.04	Reliance by Administrative Agent	72
9.05	Notice of Default	72
9.06	Credit Decision; Disclosure of Confidential Information by Administrative Agent	73
9.07	Indemnification of Administrative Agent	73
9.08	Administrative Agent in its Individual Capacity	74
9.09	Successor Administrative Agent	74
9.10	Administrative Agent May File Proofs of Claim	75

ARTICLE X MISCELLANEOUS		75
10.01	Amendments, Etc.	75
10.02	Notices and Other Communications; Facsimile Copies	77
10.03	No Waiver; Cumulative Remedies	78
10.04	Attorney Costs, Expenses and Taxes	79
10.05	Indemnification by the Borrower	80
10.06	Payments Set Aside	81
10.07	Successors and Assigns	81
10.08	Confidentiality	84
10.09	Set-off	85
10.10	Interest Rate Limitation	85
10.11	Counterparts	85
10.12	Integration	85
10.13	Survival of Representations and Warranties	86
10.14	Severability	86
10.15	Tax Forms	86
10.16	Replacement of Lenders	88
10.17	No Advisory or Fiduciary Responsibility	88
10.18	Source of Funds	89
10.19	GOVERNING LAW	90
10.20	WAIVER OF RIGHT TO TRIAL BY JURY	90
10.21	No Conflict	90
10.22	USA Patriot Act Notice	91
10.23	Entire Agreement	91

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SCHEDULES

2.01	Lenders and Commitments
5.11	Corporate Structure; Capital Stock
5.12	Real Property Asset Matters
	Part I	Real Property Assets
	Part II	Delinquent Tenants
	Part III	Facility Master Lease
	Part IV	Facility Subleases
5.13	Material Contracts; Contracts Subject to Assignment of Claims Act
5.18	Insurance Certificates
7.01	Liens
7.02	Borrower’s Indebtedness
10.02	Notice Addresses

EXHIBITS

A	Form of Note
B	Form of Compliance Certificate
C	Form of Assignment and Assumption
D	Form of Guaranty
E	Form of Security Agreement

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CREDIT AGREEMENT

This CREDIT AGREEMENT (as amended, modified, restated or supplemented from time to time, this “Credit Agreement” or this “Agreement”) is entered into as of December 18, 2009 by and among GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity, “GECC” and in its capacity as agent for the Lenders, together with its successors, “Administrative Agent”), the financial institutions other than GECC who are or hereafter become parties to this Agreement (together with GECC, individually, a “Lender”, and collectively, the “Lenders”, as the context may require), and NRS VENTURES, L.L.C., a Delaware limited liability company (the “Borrower”).

WHEREAS, the Borrower has requested the Lenders to make the Loan to the Borrower, for the purposes hereinafter set forth; and

WHEREAS, the Lenders have agreed to make the Loan to the Borrower, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01        Defined Terms.

As used in this Credit Agreement, the following terms have the meanings set forth below:

“Acquisition” means the purchase or acquisition by any Person of (a) more than 50% of the Capital Stock with ordinary voting power of another Person or (b) all or any substantial portion of the property (other than Capital Stock) of another Person, whether or not involving a merger or consolidation with such Person.

“Administrative Agent” means General Electric Capital Corporation in its capacity as administrative agent for the Lenders under any of the Credit Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

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“Agent-Related Persons” means the Administrative Agent, together with its Affiliates and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agreement” has the meaning provided in the introductory paragraph hereof.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.07(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form approved by the Administrative Agent and, if such assignment and assumption requires its consent, the Borrower.

“Assignment of Leases” means an assignment of leases, rents and profits to the Administrative Agent with respect to the Borrower’s interests in the Real Property Assets (which assignment may be contained within the related Mortgage Instrument); provided that each such Assignment of Leases shall, subject to the terms and conditions of the applicable underlying lease, directly assign to the Administrative Agent the following: (a) all existing and future leases, subleases, tenancies, licenses, occupancy agreements or agreements to lease all or any portion of the Real Property Assets (including, without limitation, any applicable Facility Lease), whether written or oral or for a definite period or month-to-month, together with any extensions, renewals, amendments, modifications or replacements thereof, and any options, rights of first refusal, pledges, security agreements and guarantees of any tenant’s obligations under any lease or sublease now or hereafter in effect with respect to the Real Property Assets (individually, for the purposes of this definition, a “Lease” and collectively, the “Leases”); and (b) all rents (including, without limitation, base rents, minimum rents, additional rents, percentage rents, parking, maintenance and deficiency rents and payments which are characterized under the terms of the applicable Lease as payments of interest and/or principal with respect to the applicable Real Property Asset), security deposits (in whatever form, including cash and letters of credit), tenant escrows, income, receipts, revenues, reserves, issues and profits of the Real Property Assets from time to time accruing, including, without limitation, (i) all rights to receive payments arising under, derived from or relating to any Lease, (ii) all lump sum payments for the cancellation or termination of any Lease, the waiver of any term thereof, or the exercise of any right of first refusal, call option, put option or option to purchase, and (iii) the return of any insurance premiums or ad valorem tax payments made in advance and subsequently refunded.  In furtherance (and not limitation) of the foregoing, each Assignment of Leases shall assign to the Administrative Agent any and all of the Borrower’s rights to collect or receive any payments with respect to the Real Property Assets.  Finally, each Assignment of Leases shall, in any case, be in form and substance satisfactory to the Administrative Agent in its discretion and suitable for recording in the applicable jurisdiction; and “Assignments of Leases” means a collective reference to each such Assignment of Leases.

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“Attorney Costs” means and includes all reasonable and documented fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated reasonable and documented cost of internal legal services and all expenses and disbursements of internal counsel.

“Attributable Principal Amount” means (a) in the case of Capital Leases, the amount of capital lease obligations determined in accordance with GAAP, (b) in the case of Synthetic Leases, an amount determined by capitalization of the remaining lease payments thereunder as if it were a capital lease determined in accordance with GAAP, (c) in the case of Securitization Transactions, the outstanding principal amount of such financing, after taking into account reserve amounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment and (d) in the case of Sale and Leaseback Transactions, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease).

“Audited Financial Statements” means the audited consolidated balance sheet of the Parent and its consolidated Subsidiaries for the fiscal year ended December 31, 2008, and the related consolidated statements of earnings, shareholders’ equity and cash flows for such fiscal year of the Parent and its consolidated Subsidiaries, including the notes thereto; provided, that the Administrative Agent hereby agrees that the Form 10-K of the Parent delivered to it by the Parent and containing information for the fiscal year ended December 31, 2008 shall constitute all information required to be delivered as part of the “Audited Financial Statements” for purposes of this Agreement.

“Award” has the meaning provided in Section 6.23.

“Bankruptcy Event” means, with respect to any Person, the occurrence of any of the following: (a) the entry of a decree or order for relief by a court or governmental agency in an involuntary case under any applicable Debtor Relief Law or any other bankruptcy, insolvency or other similar law now or hereafter in effect, or the appointment by a court or governmental agency of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or the ordering of the winding up or liquidation of its affairs by a court or governmental agency and such decree, order or appointment is not vacated or discharged within ninety (90) days of its filing; or (b) the commencement against such Person of an involuntary case under any applicable Debtor Relief Law or any other bankruptcy, insolvency or other similar law now or hereafter in effect, or of any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed for a period of ninety (90) consecutive days, or the repossession or seizure by a creditor of such Person of a substantial part of its Property; or (c) such Person shall commence a voluntary case under any applicable Debtor Relief Law or any other bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or the taking possession by a receiver, liquidator, assignee, creditor in possession, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or make any general assignment for the benefit of creditors; or (d) the filing of a petition by such Person seeking to take advantage of any Debtor Relief Law or any other applicable Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (e) such Person shall fail to contest in a timely and appropriate manner (and if not dismissed within ninety (90) days) or shall consent to any petition filed against it in an involuntary case under such bankruptcy laws or other applicable Law or consent to any proceeding or action relating to any bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts with respect to its assets or existence; or (f) such Person shall admit in writing, or such Person’s financial statements shall reflect, an inability to pay its debts generally as they become due.

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“Borrower” shall have the meaning given to such term in the introductory paragraph hereof.

“Borrower Materials” has the meaning provided in Section 6.02.

“Borrower Representative” has the meaning provided in Section 2.10.

“Business” or “Businesses” means, at any time, a collective reference to the businesses operated by the Borrower or Parent, as applicable, at such time.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, in the State of New York or the state where the Administrative Agent’s Office is located and, if such day relates to determining the Eurodollar Rate hereunder, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Lease” means a lease that would be capitalized on a balance sheet of the lessee prepared in accordance with GAAP.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by (i) the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (each an “Approved Bank”), in each case with maturities of not more than two hundred seventy (270) days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments (classified in accordance with GAAP as current assets) in money market investment programs registered under the Investment Company Act of 1940, as amended, that are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subclauses hereof.

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“Casualty” has the meaning specified in Section 6.22.

“Change of Control” means the occurrence of any of the following events:  (a) any Person or two or more Persons acting in concert shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of or control over, voting stock of the Parent (or other securities convertible into such voting stock) representing thirty-five percent (35%) or more of the combined voting power of all voting stock of the Parent, (b) during any period of up to twenty-four (24) consecutive months, commencing after the Closing Date, individuals who at the beginning of such twenty-four (24) month period were directors of the Parent (together with any new director whose election by the Parent’s Board of Directors or whose nomination for election by the Parent’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of the Parent then in office, (c) the Parent shall fail to own 100% of the Capital Stock of the Borrower or (d) the occurrence of a “Change of Control” or any equivalent term or concept under either of the Senior Note Indentures.  As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934.

“Closing Date” means the date hereof.

“CMS” means the Centers for Medicare & Medicaid Services, the federal agency responsible for administering the Medicare, Medicaid, SCHIP (State Children’s Health Insurance), HIPAA, CLIA (Clinical Laboratory Improvement Amendments), and several other federal health-related programs.

“Collateral” means a collective reference to all real and personal property (including, without limitation, the Real Property Assets) with respect to which Liens in favor of the Administrative Agent are either executed, identified or purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Account” has the meaning provided in Section 6.24.

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“Collateral Documents” means a collective reference to the Mortgage Instruments, the Security Agreement, the Assignments of Leases, the Ownership Pledge Agreement and any UCC financing statements securing payment hereunder, or any other documents securing the Obligations under this Credit Agreement or any other Credit Document.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B; provided, that each such Compliance Certificate shall, in any case, include (without limitation): (a) an updated version of Schedules 5.11, 5.12, 5.13 and 5.18, along with a summary of changes made to such schedules since the previous delivery thereof; provided, further, that upon the delivery of such updated schedules, then Schedule 5.11, Schedule 5.12, Schedule 5.13 and Schedule 5.18 shall each be deemed to have been amended and restated to read in accordance with the applicable updated schedule and the representations and warranties with respect thereto shall apply to such amended and restated schedules and (b) supporting documents and materials reasonably required by the Administrative Agent for the evidencing of the calculations and certifications made in connection therewith.

“CON” has the meaning provided in Section 6.20.

“Condemnation” has the meaning provided in Section 6.23.

“Confidential Information” has the meaning provided in Section 10.08.

“Consolidated Adjusted EBITDA” means, for any period, for the Consolidated Parties on a consolidated basis, the sum of (a) Consolidated EBITDA as of such date plus (b) an amount based on the Special Charges Adjustment (without duplication to the extent included in the determination of Consolidated Interest Expense and added back to net income in the calculation of Consolidated EBITDA).

“Consolidated EBITDA” means, for any period, for the Consolidated Parties on a consolidated basis, the sum of (a) net income of the Consolidated Parties, in each case, excluding any non-recurring or extraordinary gains and losses, plus (b) an amount which, in the determination of net income for such period pursuant to clause (a) above, has been deducted for or in connection with (i) Consolidated Interest Expense (plus, amortization of deferred financing costs, to the extent included in the determination of Consolidated Interest Expense per GAAP), (ii) income taxes, and (iii) depreciation and amortization, plus (c) to the extent decreasing net income of the Consolidated Parties for such period, all expenses directly attributable to FIN 46 consolidation requirements, minus (d) to the extent increasing net income of the Consolidated Parties for such period, all revenue directly attributable to FIN 46 consolidation requirements, plus (e) to the extent decreasing net income of the Consolidated Parties for such period, all expenses directly related to owned and operated assets, minus (f) to the extent increasing net income of the Consolidated Parties for such period, all revenues directly related to owned and operated assets, all determined in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Adjusted EBITDA to (b) Consolidated Fixed Charges for the most recently completed four (4) fiscal quarters.

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“Consolidated Fixed Charges” means, for any period, for the Consolidated Parties on a consolidated basis, the sum of (a) Consolidated Interest Expense (excluding, for purposes hereof and without duplication, Special Charges to the extent included in the calculation of Consolidated Interest Expense) for such period, plus (b) current scheduled principal payments of Consolidated Funded Debt for such period (including, for purposes hereof, current scheduled reductions in commitments, but excluding any payment of principal under the Credit Documents and any “balloon” payment or final payment at maturity that is significantly larger than the scheduled payments that preceded it) for a period beginning the day after the date of determination and lasting for the same length of time as the applicable period referenced at the beginning of this definition, plus (c) dividends and distributions on preferred stock, if any, for such period, in each case, as determined in accordance with GAAP.

“Consolidated Funded Debt” means, as of any date of determination, the sum of (a) all Funded Debt of the Consolidated Parties determined on a consolidated basis minus (b) to the extent included in the calculation of Funded Debt of the Consolidated Parties, the aggregate amount of Funded Debt directly attributable to FIN 46 consolidation requirements, all determined in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, for the Consolidated Parties on a consolidated basis, all interest expense and letter of credit fee expense, as determined in accordance with GAAP during such period; provided, that interest expenses shall, in any event, (a) include the interest component under Capital Leases and the implied interest component under Securitization Transactions and (b) exclude the amortization of any deferred financing fees.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Debt to (b) Consolidated Adjusted EBITDA for the most recently completed four (4) fiscal quarters; provided, that, for purposes of calculating the “Consolidated Leverage Ratio,” the Consolidated EBITDA component of Consolidated Adjusted EBITDA shall be adjusted to give pro forma effect to assets of the Consolidated Parties acquired during the prior four (4) fiscal quarters as if the assets were acquired on the first day of the period of the most recently completed four (4) fiscal quarters ending as of the most recent fiscal quarter and adding such amount to the base Consolidated EBITDA calculation for such Consolidated Parties (and thereby to the Consolidated Adjusted EBITDA calculations).

“Consolidated Parties” means the Parent and its Consolidated Subsidiaries, as determined in accordance with GAAP.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Parent in its consolidated financial statements if such statements were prepared as of such date.

“Consolidated Tangible Net Worth” means, for the Consolidated Parties as of any date of determination, (a) stockholders’ equity on a consolidated basis determined in accordance with GAAP, but with no upward adjustments due to any revaluation of assets, less (b) all Intangible Assets, plus (c) all accumulated depreciation, all determined in accordance with GAAP; provided, that the Consolidated Parties will be permitted to exclude (i.e., add back to stockholder’s equity) up to $25,000,000 in potential future impairment charges incurred during the term of this Credit Agreement (such exclusions to be clearly reflected, however, in the calculations of Consolidated Tangible Net Worth delivered to the Administrative Agent by the Borrower from time to time pursuant to the terms of this Credit Agreement).

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“Contract Rate” has the meaning provided in Section 2.03.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.  Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote twenty-five percent (25%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“COSO” means the Committee of Sponsoring Organizations of the Treadway Commission.

“Credit Agreement” has the meaning given to such term in the introductory paragraph hereof.

“Credit Documents” means this Credit Agreement, the Collateral Documents, the Notes, the Guaranty, the Hazardous Materials Indemnity Agreement and the Compliance Certificates.

“Credit Party” means, as of any date, the Borrower or Guarantor; and “Credit Parties” means a collective reference to each of them.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event, act or condition that, with notice, the passage of time, or both, would constitute an Event of Default.

“Default Rate” means an interest rate equal to the Contract Rate plus five percent (5%) per annum, in each case to the fullest extent permitted by applicable Law.

“Defaulting Lender” means any Lender that (a) has failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, and has not cured such failure prior to the date of determination, or (b) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

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“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” or “$” means the lawful currency of the United States.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent (such approval not to be unreasonably withheld), and (ii) unless an Event of Default has occurred and is continuing, the Borrower Representative (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Parent or any of the Parent’s Affiliates or Subsidiaries.

“Eligible Ground Lease” means, at any time, a ground lease (a) under which the Borrower is the lessee or holds equivalent rights and is the fee owner of the improvements located thereon, (b) that has a remaining term of not less than thirty (30) years, (b) under which any required rental payment, principal or interest payment or other payment due under such lease from the Borrower to the ground lessor is not more than sixty (60) days past due and any required rental payment, principal or interest payment or other payment due to the Borrower under any sublease of the applicable real property lessor is not more than sixty (60) days past due, (c) where no party to such lease is subject to a then-continuing Bankruptcy Event, (d) such ground lease (or a related document executed by the applicable ground lessor) contains customary provisions protective of any lender to the lessee and (e) where the Borrower’s interest in the underlying Real Property Asset or the lease is not subject to (i) any Lien other than Permitted Liens and other encumbrances acceptable to the Administrative Agent and the Required Lenders, in their discretion, or (ii) any Negative Pledge.

“Eligible Tenant” means a Tenant or Subtenant which (a) is not in arrears on any required rental payment, principal or interest payment, payments of real property taxes or payments of premiums on insurance policies with respect to its lease or sublease beyond the later of (i) the applicable grace period with respect thereto, if any, and (ii) forty five (45) days; (b) is not subject to a then-continuing Bankruptcy Event; and (c) is reasonably acceptable in all material respects to the Administrative Agent and the Required Lenders (it being understood that for purposes of this clause (c), each Tenant and Subtenant set forth on Schedule 5.12 hereto on the Closing Date is deemed acceptable).

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Equity Transaction” means, with respect to any member of the Consolidated Parties, any issuance or sale of shares of its Capital Stock, other than an issuance (a) to a Consolidated Party, (b) in connection with a conversion of debt securities to equity, (c) in connection with the exercise by a present or former employee, officer or director under a stock incentive plan, stock option plan or other equity-based compensation plan or arrangement, or (d) in connection with any Acquisition permitted hereunder.

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“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Parent within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Parent or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Parent or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition that could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Parent or any ERISA Affiliate.

“Eurodollar Base Rate” means:

(a)  For any Interest Period, the rate determined by the Administrative Agent to be the offered rate for deposits of Dollars for the applicable Interest Period that appears on Reuters Screen LIBOR01 Page as of 11:00 a.m. (London, England time) on the second full Business Day next preceding the first day of each Interest Period.  In the event that such rate does not appear on the Reuters Screen LIBOR01 page at such time, the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying the offered rate for deposit in Dollars in the London interbank market as may be selected by the Administrative Agent and, in the absence of availability, such other method to determine such offered rate as may be selected by the Administrative Agent in its sole discretion.

(b)  Notwithstanding the foregoing, for purposes of this Agreement, the Eurodollar Base Rate shall in no event be less than 1.0% per annum at any time.

“Eurodollar Rate” means for any Interest Period, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 - Eurodollar Reserve Percentage

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“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The Eurodollar Rate shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Acceleration” means any of the events or conditions set forth in Sections 8.01(f), (g) or (j) with respect to the Parent or the Borrower.

“Event of Default” has the meaning provided in Section 8.01.

“Extension of Credit” means the portion of the Loan advanced by, held by or acquired by any Lender pursuant to the terms hereof.

“Facility Leases” means, collectively, the Facility Master Lease and Facility Subleases.

“Facility Master Lease” means (a) the Third Amended and Restated Master Lease, dated as of July 31, 2007, between Borrower, as lessor, and HQM Holdings, LLC, as lessee, said lessee’s interest having been assigned to LP O Holdings, LLC by Assignment and Assumption of Third Amended and Restated Master Lease and Sublease and Consent of Lessor, made and given as of November 1, 2007, and as amended by First Amendment to Third Amended and Restated Master Lease and Sublease, dated as of November 1, 2007 and Second Amendment to Third Amended and Restated Master Lease and Sublease, dated as of January 1, 2009 and (b) any other master lease covering all of the Real Property Assets owned or ground leased by Borrower as lessor, to an Eligible Tenant, which, in the reasonable judgment of the Administrative Agent, is a triple net lease such that such Eligible Tenant is required to pay all taxes, utilities, insurance, maintenance, casualty insurance payments and other expenses with respect to the subject Real Property Asset (whether in the form of reimbursements or additional rent) in addition to the base rental payments required thereunder such that net operating income for such Real Property Asset (before non-cash items) equals the base rent paid thereunder; provided, that each such master lease shall be in form and substance reasonably satisfactory to the Administrative Agent; as the foregoing may be amended and extended from time to time after the Closing Date in accordance with and subject to the terms of this Agreement and the Master Lease SNDA.

“Facility Subleases” means the subleases listed in Part IV of Schedule 5.12, together with such other subleases of the Real Property Assets as may be entered into from time to time by an Eligible Tenant and in form and substance reasonably satisfactory to the Administrative Agent, as amended and extended from time to time after the Closing Date in accordance with and subject to the terms of this Agreement and the Sublease SNDA.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day immediately succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the immediately succeeding Business Day, and (b) if no such rate is so published on such immediately succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to the next 1/100th of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

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“Financial Covenant Event of Default” has the meaning provided in Section 6.24.

“Flood Hazard Property” has the meaning provided in the definition of “Real Property Asset Deliverables” contain in this Section 1.01.

“Foreign Lender” has the meaning provided in Section 10.15(a)(i).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means, as to any Person (or consolidated group of Persons) at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

          (a)   all obligations for borrowed money, whether current or long-term (including the Obligations hereunder), and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

          (b)   all purchase money indebtedness (including indebtedness and obligations in respect of conditional sales and title retention arrangements, except for customary conditional sales and title retention arrangements with suppliers that are entered into in the ordinary course of business) and all indebtedness and obligations in respect of the deferred purchase price of property or services (other than trade accounts payable incurred in the ordinary course of business and payable on customary trade terms);

          (c)   all direct obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements) to the extent such instruments or agreements support financial, rather than performance, obligations;

          (d)   the Attributable Principal Amount of Capital Leases and Synthetic Leases;

          (e)   the Attributable Principal Amount of Securitization Transactions;

          (f)   all preferred stock and comparable equity interests providing for mandatory redemption, sinking fund or other like payments;

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          (g)   Support Obligations in respect of Funded Debt of another Person (other than Persons in such group, if applicable); and

          (h)   Funded Debt of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person (or, if applicable, any Person in such consolidated group) for payment thereof.

For purposes hereof, the amount of Funded Debt shall be determined (i) based on the outstanding principal amount in the case of borrowed money indebtedness under clause (a), (ii) based upon the purchase money indebtedness and the deferred purchase obligations under clause (b), (iii) based on the maximum amount available to be drawn in the case of letter of credit obligations and the other obligations under clause (c), and (iv) based on the amount of Funded Debt that is the subject of the Support Obligations in the case of Support Obligations under clause (g).  For purposes of clarification, “Funded Debt” of Persons constituting a consolidated group shall not include inter-company indebtedness of such Persons, general accounts payable of such Persons which arise in the ordinary course of business, accrued expenses of such Persons incurred in the ordinary course of business or minority interests in joint ventures or limited partnerships (except to the extent set forth in clause (h) above).

“Funds From Operations” means, with respect to any period, the Parent’s net income (or loss), plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures as hereafter provided.  Notwithstanding contrary treatment under GAAP, for purposes hereof, (a) “Funds From Operations” shall include, and be adjusted to take into account, the Borrower’s interests in unconsolidated partnerships and joint ventures, on the same basis as consolidated partnerships and subsidiaries, as provided in the “white paper” issued in April 2002 by the National Association of Real Estate Investment Trusts, a copy of which has been provided to the Administrative Agent and the Lenders and (b) net income (or loss) shall not include gains (or, if applicable, losses) resulting from or in connection with (i) restructuring of indebtedness, (ii) sales of property, (iii) sales or redemptions of preferred stock, (iv) revenue or expenses related to owned and operated assets, (v) revenue or expense related to FIN 46 consolidation requirements or (vi) any other Special Charges.

“GAAP” means generally accepted accounting principles in effect in the United States as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board from time to time applied on a consistent basis, subject to the provisions of Section 1.03.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Ground Lease Estoppel Period” has the meaning provided in Section 6.24.

 “Ground Lease Estoppels” has the meaning provided in Section 6.24.

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“Ground Leased Facilities” means, collectively, the Real Property Assets commonly known as Riverview Health Care Center and  Prestonsburg Health Care Center, both located in Prestonsburg, Floyd County, Kentucky.

“Guarantor” means the Parent.

“Guaranty” means the guaranty in the form of Exhibit D dated as of the date hereof executed by the Parent.

“Hazardous Materials Indemnity Agreement” means the Hazardous Materials Indemnity Agreement dated as of the date hereof in favor of Administrative Agent executed by the Borrower and Guarantor with respect to the Real Property Assets.

“Hazardous Substance” means any toxic or hazardous substance, including petroleum and its derivatives regulated under the Environmental Laws.

“Healthcare Facilities” means any skilled nursing facilities, mentally retarded and developmentally disabled facilities, rehab hospitals, long term acute care facilities, intermediate care facilities for the mentally disabled, medical office buildings, domestic assisted living facilities, independent living facilities or Alzheimer’s care facilities and any ancillary businesses that are incidental to the foregoing.

“Healthcare Laws” has the meaning provided in Section 5.19(a).

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and the related regulations set forth at 45 CFR Parts 160 and 164.

“HMO” means any health maintenance organization, managed care organization, any Person doing business as a health maintenance organization or managed care organization, or any Person required to qualify or be licensed as a health maintenance organization or managed care organization under applicable federal or state law (including, without limitation, HMO Regulations).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

          (a)   all Funded Debt;

          (b)   all contingent obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements) to the extent such instruments or agreements support financial, rather than performance, obligations;

          (c)   net obligations under any Swap Contract;

          (d)   Support Obligations in respect of Indebtedness of another Person; and

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          (e)   Indebtedness of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

          For purposes hereof, the amount of Indebtedness shall be determined based on Swap Termination Value in the case of net obligations under Swap Contracts under clause (c) and based on the outstanding principal amount of the Indebtedness that is the subject of the Support Obligations in the case of Support Obligations under clause (d).

“Indemnified Liabilities” has the meaning provided in Section 10.05.

“Indemnitees” has the meaning provided in Section 10.05.

“Intangible Assets” means all assets consisting of goodwill, patents, trade names, trademarks, copyrights, franchises, experimental expense, organization expense, unamortized debt discount and expense, deferred assets (other than prepaid insurance and prepaid taxes), the excess of cost of shares acquired over book value of related assets and such other assets as are properly classified as “intangible assets” in accordance with GAAP.

“Interest Only Period” means the period commencing on January 1, 2010 and ending on December 31, 2011.

“Interest Period” means each period commencing on the first day of a calendar month and ending on the date three months thereafter, provided that:

          (a)   any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the immediately succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

          (b)   any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

          (c)   no Interest Period shall extend beyond the Maturity Date.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Borrower’s internal controls over financial reporting, in each case as described in the Securities Laws.

“Internal Revenue Code” means the Internal Revenue Code of 1986 as amended.

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“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock of another Person, (b) a loan, advance or capital contribution to, guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Joint Commission” has the meaning provided in Section 5.19(b).

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto and each Person who joins as a Lender pursuant to the terms hereof, together with their respective successors and assigns.

“Lending Office” means, as to any Lender, the office or offices of such Lender set forth in such Lender’s Administrative Questionnaire or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Licensed Beds” means, collectively, each skilled nursing bed authorized under the Licenses.

“Licenses” has the meaning provided in Section 5.19(b)(i).

“Lien” means any mortgage, deed of trust, deed to secured debt, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” shall have the meaning provided in Section 2.01.

“Loan Percentage” means, at any time for each Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is the principal amount of the Extension of Credit made and held by such Lender and the denominator of which is the principal amount of the entire Loan.  The initial Loan Percentages are set forth on Schedule 2.01.

“Master Lease SNDA” shall have the meaning assigned to such term in the definition of “Real Property Asset Deliverables” contained in this Section 1.01.

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“Material Adverse Effect” means a material adverse effect on (a) the condition (financial or otherwise), operations, business, assets, liabilities or prospects of (i) the Parent and its Consolidated Subsidiaries taken as a whole or (ii) the Borrower, (b) the ability of the Parent or the Borrower to perform any material obligation under the Credit Documents, or (c) the rights and remedies of the Administrative Agent and the Lenders under the Credit Documents.

“Material Contract” means, collectively, any Facility Lease, any property management agreement, any cash management agreement, or any similar agreement with respect to any Real Property Asset.

“Maturity Date” means, as applicable, the earlier of (a) December 31, 2014, or (b) any earlier date on which the entire Loan is required to be paid in full, by acceleration or otherwise, under this Agreement or any of the other Credit Documents.

“Medicaid” means the medical assistance programs administered by state agencies and approved by CMS pursuant to the terms of Title XIX of the Social Security Act, codified at 42 U.S.C. 1396 et seq.

“Medical Services” means medical and health care services provided to a Person, including, but not limited to, medical and health care services provided to a Person which are covered by a policy of insurance, and includes physician services, nurse and therapist services, dental services, hospital services, skilled nursing facility services, comprehensive outpatient rehabilitation services, home health care services, residential and out-patient behavioral healthcare services, and medicine or health care equipment provided to a Person for a necessary or specifically requested valid and proper medical or health purpose.

“Medicare” means the program of health benefits for the aged and disabled administered by CMS pursuant to the terms of Title XVIII of the Social Security Act, codified at 42 U.S.C. 1395 et seq.

“Moody’s” means Moody’s Investors Service, Inc.  and any successor thereto.

“Mortgage Instrument” means, for any Real Property Asset, a first lien priority mortgage, deed of trust or deed to secure debt in favor of the Administrative Agent (for the benefit of the Lenders) with respect to such Real Property Asset, which will include an Assignment of Leases.  Each Mortgage Instrument shall be in form and substance satisfactory to the Administrative Agent and suitable for recording in the applicable jurisdiction.

“Mortgage Policies” shall have the meaning assigned to such term in the definition of “Real Property Asset Deliverables” contained in this Section 1.01.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Parent or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

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“Negative Pledge” means any agreement (other than this Credit Agreement or any other Credit Document) that in whole or in part prohibits the creation of any Lien on any assets of a Person; provided, however, that an agreement that establishes a maximum ratio of unsecured debt to unencumbered assets, or of secured debt to total assets, or that otherwise conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a “Negative Pledge” for purposes of this Credit Agreement.

“Net Revenues” shall mean, with respect to any Real Property Asset for the most recently ended four (4) fiscal quarter period, the sum of (a) rental payments received in cash by the Borrower (whether in the nature of base rent, minimum rent, percentage rent, additional rent or otherwise, but exclusive of security deposits, earnest money deposits, advance rentals, reserves for capital expenditures, charges, expenses or items required to be paid or reimbursed by the tenant thereunder and proceeds from a sale or other disposition) pursuant to the Facility Leases applicable to such Real Property Asset, minus (b) expenses of the Borrower allocated to such Real Property Asset.

“Note” or “Notes” shall mean the note or notes in the form of Exhibit A attached hereto given to the Lenders to evidence the Loan, as amended, restated, modified, supplemented, extended, renewed or replaced.

“Obligations” means, without duplication, (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to the Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (b) all obligations under any Swap Contract of any Credit Party to which a Lender or any Affiliate of a Lender is a party.

“Occupancy Rate” means, with respect to any Real Property Asset, the percentage of  (a) total patient days relating to such Real Property Asset for any reporting period divided by (b) the product of (i) total number of  in-service beds  (as determined as of the Closing Date) at such Real Property Asset and (ii) the total days in such reporting period.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning provided in Section 3.01.

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“Outstanding Amount” means, as of any date, the aggregate outstanding principal amount of the Loan after giving effect to any prepayments thereof occurring on or prior to such date.

“Ownership Pledge Agreement” means the Ownership Pledge Agreement dated as of the date hereof, executed by the Parent for the benefit of Lender, and pertaining to the Capital Stock of the Borrower owned by the Parent.

“Parent” means Omega Healthcare Investors, Inc., a Maryland corporation.

“Participant” has the meaning provided in Section 10.07(d).

“Patriot Act” means the USA Patriot Act, Pub. L. No. 107-56 et seq.

“Payment Date” has the meaning provided in Section 2.02(a)(ii), and is the date that a regularly scheduled payment of interest during the Interest Only Period, and principal and interest after the expiration of the Interest Only Period, is due.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Parent or any ERISA Affiliate or to which the Parent or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Liens” means, as to any Person: (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA), in each case, which are not yet due and payable; (b) Liens evidencing the claims of materialmen, mechanics, carders, warehousemen or landlords for labor, materials, supplies or rentals, in each case, incurred in the ordinary course of business and which are not at the time required to be paid or discharged; provided, that with respect to any Real Property Asset, no exception is taken therefor in the related Mortgage Policy or such Mortgage Policy otherwise affirmatively insures over such Liens in form and substance satisfactory to the Administrative Agent; (c) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workmen’s compensation, unemployment insurance or similar applicable Laws; (d) zoning restrictions, easements, rights-of-way, covenants, reservations and other rights, restrictions or encumbrances of record on the use of Real Property Assets, which do not materially detract from the value of such property or materially impair the use thereof for the business of such Person; (e) Liens in existence as of the Closing Date as set forth on Schedule 7.01 and, with respect to the Real Property Assets, as set forth on the Mortgage Policies (or updates thereto) delivered in connection herewith; (f) Liens, if any, in favor of the Administrative Agent for the benefit of the Lenders; and (g) Liens arising pursuant to leases or subleases of immaterial portions of any Real Property Asset owned by Borrower granted to others not interfering in any material respect with such Real Property Asset or the business of the Borrower.

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“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Parent or, with respect to any such plan that is subject to Section 412 of the Internal Revenue Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning provided in Section 6.02.

“Prepayment Premium” means an amount equal to (a) if the Loan is prepaid on or prior to December 31, 2010, three percent (3%) of the Outstanding Amount as of the date of such prepayment, (b) if the Loan is prepaid on or prior to December 31, 2011, two percent (2%) of the Outstanding Amount as of the date of such prepayment, (c) if the Loan is prepaid on or prior to December 31, 2012, one percent (1%) of the Outstanding Amount as of the date of such prepayment and (d) if the Loan is prepaid after December 31, 2012, zero (0).

“Prohibited Person” shall mean any Person (a) listed in the annex to, or who is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”); (b) that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the annex to, or is otherwise subject to the provisions, of the Executive Order; (c) with whom a Person is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering Law, including the Executive Order; (d) who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; (e) that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or at any replacement website or other replacement official publication of such list; or who is an Affiliate of a Person listed in clauses (a) - (e) above.

“Proposal” means the Proposal from GECC to the Parent, dated November 10, 2009, and accepted by the Parent on November 10, 2009.

“Public Lender” has the meaning provided in Section 6.02.

“Qualified REIT Subsidiary” shall have the meaning given to such term in the Internal Revenue Code.

“Real Property Asset” means, a parcel of real property, together with all improvements (if any) thereon, owned in fee simple or leased pursuant to an Eligible Ground Lease by any Person; “Real Property Assets” means a collective reference to each Real Property Asset.

“Real Property Asset Deliverables” means, with respect to each Real Property Asset, a collective reference to each of the following (with each such item to be in form and substance acceptable to the Administrative Agent):

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      (a)   a fully executed and notarized Mortgage Instrument and Assignment of Leases with respect to such Real Property Asset and a related legal opinion from special local counsel to the Borrower opining as to the propriety of the form of such documents for recording in the applicable jurisdiction and such other matters as may be required by the Administrative Agent;

      (b)   a fully executed copy of the Facility Master Lease with respect to such Real Property Asset, together with an estoppel certificate from the applicable Tenant and a subordination, non-disturbance and attornment agreement with respect to such Facility Master Lease (the “Master Lease SNDA”);

      (c)   a fully executed copy of the Facility Sublease with respect to such Real Property Asset, together with an estoppel certificate from the applicable Subtenant and a subordination, non-disturbance and attornment agreement with respect to such Facility Sublease (the “Sublease SNDA”);

      (d)   in the case of a Real Property Asset which constitutes a leasehold interest, evidence that (i) the applicable lease, a memorandum of lease with respect thereto, or other evidence of such lease in form and substance reasonably satisfactory to the Administrative Agent, has been properly recorded in all places to the extent necessary or desirable, in the reasonable judgment of the Administrative Agent, so as to enable the Mortgage Instrument encumbering such leasehold interest to effectively create a valid and enforceable first priority lien (subject to Permitted Liens and required landlord consents) on such leasehold interest in favor of the Administrative Agent (or such other Person as may be required or desired under local law) for the benefit of Lenders and (ii) such lease qualifies as an Eligible Ground Lease hereunder, together with such estoppels, waivers, consents and/or agreements from the lessor under such Eligible Ground Lease as are required by the terms thereof or otherwise reasonably requested by the Administrative Agent;

      (e)   maps or plats of an as-built survey of the site constituting the Real Property Asset sufficient in all cases to delete the standard survey exception from the applicable Mortgage Policy;

      (f)   a FIRREA-compliant MAI appraisal, commissioned, reviewed and approved by the Administrative Agent (or otherwise acceptable to the Administrative Agent, in its discretion) with respect to such Real Property Asset;

      (g)   evidence as to the compliance of such Real Property Asset and the improvements related thereto with applicable zoning and use requirements;

      (h)   an ALTA mortgagee title insurance policy (or its equivalent in non-ALTA jurisdictions) with respect to the applicable Real Property Asset (each, a “Mortgage Policy” and, collectively, the “Mortgage Policies”), assuring the Lender that the Mortgage Instrument creates a valid and enforceable first priority mortgage lien on the applicable Real Property Asset, free and clear of all defects and encumbrances except Permitted Liens, which Mortgage Policy shall (i) be in an amount acceptable to the Administrative Agent, (ii) be from an insurance company reasonably acceptable to the Administrative Agent, (iii) include such available endorsements and reinsurance as the Administrative Agent may reasonably require and (iv) otherwise satisfy the reasonable title insurance requirements of the Administrative Agent;

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      (i)   evidence as to whether the applicable Real Property Asset is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) and if such Real Property Asset is a Flood Hazard Property, Borrower shall deliver to Administrative Agent (i) the Borrower’s written acknowledgment (A) as to the fact that such Real Property Asset is a Flood Hazard Property and (B) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (ii) copies of insurance policies or certificates of insurance evidencing flood insurance satisfactory to the Administrative Agent and naming the Administrative Agent as sole loss payee on behalf of the Lenders under a standard mortgagee endorsement;

      (j)   copies of any material subleases (other than the Facility Subleases) which would be required to be disclosed on Part IV of Schedule 5.12 hereof with respect to such Real Property Asset;

      (k)       evidence that the Tenant under the Facility Master Lease and each Subtenant under the applicable Facility Sublease is an Eligible Tenant;

      (l)   a Phase I environmental assessment from an environmental consultant acceptable to the Administrative Agent, dated as of a date acceptable to the Administrative Agent and indicating that, as of such date, no Hazardous Substances or other conditions on, under or with respect to the applicable Real Property Asset constitute a violation of any Environmental Laws and that, in any case, no commercially unreasonable amount of any Hazardous Substances are located on or under such Real Property Asset; and

      (m)     evidence of insurance coverage with respect to such Real Property Asset meeting the requirements set forth herein and establishing the Administrative Agent as loss payee, as required pursuant to the terms hereof.

“Register” has the meaning provided in Section 10.07(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as in effect from time to time.

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“REIT” means a real estate investment trust as defined in Sections 856-860 of the Internal Revenue Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Required Lenders” means, as of any date of determination, two or more Lenders (except to the extent only one Lender exists as of such date) having at least 66-2/3% of the Obligations; provided that the portion of the Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief operating officer and chief financial officer of any Credit Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Restoration Threshold” means $500,000.00.

“Revolving Credit Agreement” means the Credit Agreement dated as of June 30, 2009 by and among, inter alia, certain Subsidiaries of the Parent, Bank of America N.A., as Administrative Agent and the lenders party thereto from time to time, as the same may be amended from time to time.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.  and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to the Parent or any Subsidiary, any arrangement, directly or indirectly, with any person whereby the Parent or such Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

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“Securitization Transaction” means any financing or factoring or similar transaction (or series of such transactions) entered by any member of the Consolidated Parties pursuant to which such member of the Consolidated Parties may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment (the “Securitization Receivables”) to a special purpose subsidiary or affiliate (a “Securitization Subsidiary”) or any other Person.

“Security Agreement” means the security agreement dated as of the date hereof in the form of Exhibit E, as amended, supplemented, restated or otherwise modified from time to time.

“Senior Notes” means collectively, the Senior Notes (2014) and the Senior Notes (2016).

“Senior Notes (2014)” means any one of the 7.0% Senior Notes due 2014 issued by the Parent in favor of the Senior Noteholders pursuant to the Senior Note Indenture (2014), as such Senior Notes may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Senior Notes (2016)” means any one of the 7.0% Senior Notes due 2016 issued by the Parent in favor of the Senior Noteholders pursuant to the Senior Note Indenture (2016), as such Senior Notes may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Senior Note Indentures” means collectively, the Senior Note Indenture (2014) and the Senior Note Indenture (2016).

“Senior Note Indenture (2014)” means the Indenture, dated as of March 22, 2004 by and among the Parent and the Senior Noteholders, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Senior Note Indenture (2016)” means the Indenture, dated as of December 30, 2005 by and among the Parent and the Senior Noteholders, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Senior Noteholder” means any one of the holders from time to time of the Senior Notes.

“Solvent” means, with respect to any person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.  In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

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“Special Charges” means, for any period, for the Consolidated Parties on a consolidated basis, all charges, costs or expenses of the Consolidated Parties related to any of the following:

          (a)   cash litigation charges incurred by the Consolidated Parties; provided that such amount shall not exceed an aggregate amount of $5,000,000 during the term of this Credit Agreement and the Revolving Credit Agreement and any such amounts in excess of $5,000,000 shall not be included in the determination of the Special Charges Adjustment for any period;

          (b)   non-cash charges associated solely with respect to the write-down of the value of accounts due to straight-line rent;

          (c)   other than as set forth in clause (b) immediately above, additional non-cash charges associated with the write-down of the value of accounts and/or notes  receivable of the Consolidated Parties; provided that such amount shall not exceed an aggregate amount of $10,000,000 during the term of this Credit Agreement and the Revolving Credit Agreement and any such amounts in excess of $10,000,000 shall not be included in the determination of the Special Charges Adjustment for any period;

          (d)         Non-cash charges related to preferred stock redemptions and non-cash compensation expenses relating to restricted stock awards, stock options or similar equity based compensation awards;

          (e)   non-cash charges incurred by the Consolidated Parties in association with the write-down of the value of any real properties;

          (f)       to the extent applicable, the satisfaction of outstanding unamortized loan fees with respect to the 2006 Credit Facility (as defined in the Revolving Credit Agreement); and

          (g)   any other non-cash charges associated with the sale or settlement by any Consolidated Party of any Swap Contract.

“Special Charges Adjustment” means, for any period, the amount which has been deducted for or in connection with any Special Charges (without duplication among such items or items taken into account for previous period) in the determination of net income for the applicable period for which a given Consolidated EBITDA calculation has been performed.

“State Regulator” means the applicable state department of health or other applicable state regulatory agency with jurisdiction over the Borrower, the Tenant, the Subtenants or the Real Property Assets with respect to the Healthcare Laws affecting the maintenance, use or operation of the Real Property Assets or the provision of services to the occupants of the Real Property Assets.

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“Sublease SNDA” shall have the meaning assigned to such term in the definition of “Real Property Asset Deliverables” contained in this Section 1.01.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise provided, “Subsidiary” shall refer to a Subsidiary of the Parent.

“Subtenant” means any Person who is a sublessee with respect to any Facility Sublease.

“Support Obligations” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person.  The amount of any Support Obligations shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Support Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

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“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination values determined in accordance therewith, such termination values, and (b) for any date prior to the date referenced in clause (a), the amounts determined as the mark-to-market values for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement that is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.

“Taxes” has the meaning provided in Section 3.01.

“Tenant” means any Person who is a lessee with respect to the Facility Master Lease or any other lease held by the Borrower as lessor or as an assignee of the lessor thereunder.

“Threshold Amount” means (a) for any provision relating to the Borrower, the Parent or the Consolidated Parties as a whole, $10,000,000 and (b) for any provision relating to the Borrower, individually, $500,000.

“Treasury Rate” means, as of any date of determination, (a) the yield reported, as of 10:00 a.m.  (New York City time) on such date (or to the extent such date is not a Business Day, the Business Day immediately preceding such date) on the display designated as page “PX-1” of the Bloomberg Financial Markets Services Screen (or such other display as may replace page “PX-1” of the Bloomberg Financial Markets Services Screen) for actively traded U.S.  Treasury securities having a ten (10) year maturity as of such date, or (b) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of such day in Federal Reserve Statistical Release H.15(519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to ten (10) years.

“Tricare” means the health care program of the United States Department of Defense Military Health System.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year.

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“United States” or “U.S.” means the United States of America.

“Unrestricted Subsidiaries” means the “Unrestricted Subsidiaries” as such term is defined from time to time in the Senior Note Indentures; provided, that to the extent the Senior Note Indentures are, for any reason, both terminated, the term “Unrestricted Subsidiaries” shall, for the remainder of the term of this Agreement, have the meaning assigned to such term in the Senior Note Indentures immediately prior to the termination thereof.

“Wholly Owned” means, with respect to any direct or indirect Subsidiary of any Person, that 100% of the Capital Stock with ordinary voting power issued by such Subsidiary (other than directors’ qualifying shares and investments by foreign nationals mandated by applicable Law) is beneficially owned, directly or indirectly, by such Person.

1.02        Interpretive Provisions.

With reference to this Credit Agreement and each other Credit Document, unless otherwise provided herein or in such other Credit Document:

          (a)   The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

          (b)           (i)          The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(ii)          Unless otherwise provided or required by context, Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

                          (iii)          The term “including” is by way of example and not limitation.

(iv)         The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

          (c)   In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

          (d)   Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Credit Document.

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1.03     Accounting Terms.

          (a)   All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements for the fiscal year ended December 31, 2008, except as otherwise specifically prescribed herein.

          (b)   The Parent will provide a written summary of material changes in GAAP or in the consistent application thereof with each annual and quarterly Compliance Certificate delivered in accordance with Section 6.02(a).  If at any time any change in GAAP or in the consistent application thereof would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Parent or the Required Lenders shall object in writing to determining compliance based on such change, then such computations shall continue to be made on a basis consistent with the most recent financial statements delivered pursuant to Section 6.01(a) or (b) as to which no such objection has been made.

1.04     Rounding.

Any financial ratios required to be maintained by the Parent pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05    References to Agreements and Laws.

Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Credit Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06    Times of Day.

Unless otherwise provided, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II
LOAN TERMS

2.01    The Loan.

Upon satisfaction of all the terms and conditions set forth in Section 4.01, the Lenders agree to make a term loan (the “Loan”) in an amount of One Hundred Million and No/100 Dollars ($100,000,000.00) to the Borrower, which shall be funded in one advance and repaid in accordance with the terms of this Agreement and the Notes.  The Borrower hereby agrees to accept the Loan on the Closing Date, subject to and upon the terms and conditions set forth herein.

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2.02        Terms of Payment.

The Loan shall be payable as follows:

            (a)   Interest and Principal.

(i)            The Borrower shall pay a payment of interest only on the Closing Date for the period from the date hereof through the last day of the current month computed at the Contract Rate.

(ii)           Commencing on February 1, 2010, and continuing on the first (1st) day of each calendar month thereafter (each such date a “Payment Date”) during the Interest Only Period, the Borrower shall pay interest only in arrears computed at the Contract Rate on the outstanding principal balance of the Loan.

(iii)          Commencing on January 1, 2012, and continuing on each Payment Date thereafter through and including the Payment Date immediately prior to the Maturity Date, the Borrower shall pay installments of principal and interest in the amounts set forth in the amortization schedule attached hereto as Schedule 2.02, which payment schedule is based on an assumed annual interest rate of 6.5% and a thirty (30)-year amortization schedule.  Each of such payments shall be applied (A) to the payment of interest computed at the Contract Rate and (B) the balance applied toward reduction of the principal sum.

           (b)   Maturity.  On the Maturity Date, the Borrower shall pay to the Lender all outstanding principal, accrued and unpaid interest, default interest, late charges and any and all other amounts due under the Credit Documents.

2.03        Prepayments.

           (a)   Voluntary Prepayments.  The Loan may be repaid in whole, but not in part, provided that (i) notice thereof must be received by 11:00 a.m. by the Administrative Agent at least three (3) Business Days prior to the date of prepayment, and (ii) any such prepayment shall be accompanied by all accrued and unpaid interest on the Loan, the applicable Prepayment Premium and breakage amounts, if any, under Section 3.05.  Each such notice of voluntary repayment hereunder shall be irrevocable and shall specify the date the Loan is to be prepaid.  The Administrative Agent will give prompt notice to the applicable Lenders of any prepayment on the Loan and the Lender’s interest therein.

           (b)   Prepayment Due to Casualty or Condemnation.  In the event of a prepayment resulting from Lender’s application of insurance or condemnation proceeds pursuant to Section 6.22 or Section 6.23 hereof, respectively, no Prepayment Premium shall be imposed.

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          (c)   Character of Prepayment Premium.  The Prepayment Premium does not constitute a penalty, but rather represents the reasonable estimate, agreed to between the Borrower and the Lenders, of fair compensation for the loss that may be sustained by the Lenders due to the payment of the Obligations prior to the Maturity Date.

2.04        Interest.

          (a)   Subject to the provisions of subsection (b) below, the outstanding principal balance of the Loan shall bear interest at a rate of interest equal to five and five tenths percent (5.5%) per annum in excess of the Eurodollar Rate (the “Contract Rate”).

          (b)   If any amount payable by the Borrower under any Credit Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.  Furthermore, upon the written request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

          (c)   In addition to the application of the Default Rate of interest to past due amounts hereunder, if Borrower fails to pay any installment of interest or principal within five (5) days after the date on which the same is due, Borrower shall pay to Administrative Agent a late charge on such past due amount, as liquidated damages and not as a penalty, equal to five percent (5%) of such amount, but not in excess of the maximum amount of interest allowed by applicable law.  The foregoing late charge is intended to compensate Administrative Agent and Lenders for the expenses incident to handling any such delinquent payment and for the losses incurred by Administrative Agent and Lenders as a result of such delinquent payment.  Borrower agrees that, considering all of the circumstances existing on the date this Agreement is executed, the late charge represents a reasonable estimate of the costs and losses Administrative Agent and Lenders will incur by reason of late payment.  Borrower, Administrative Agent and Lenders further agree that proof of actual losses would be costly, inconvenient, impracticable and extremely difficult to fix.  Acceptance of the late charge shall not constitute a waiver of the Default or Event of Default arising from the past due installment, and shall not prevent Administrative Agent from exercising any other rights or remedies available to Administrative Agent with respect to such Default or Event of Default.

          (d)   Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

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2.05        Fees and Expenses.

The Borrower agrees to pay to the Administrative Agent for the benefit of the Lenders the fees and expenses provided in the Proposal.

2.06        Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

All computations of interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).

2.07        Payments Generally.

          (a)   All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the Lenders, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Loan Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.

          (b)   Subject to the definition of “Interest Period,” if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

          (c)   Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Persons entitled thereto.  If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect.  A notice of the Administrative Agent to the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

          (d)   If at any time insufficient funds are received by or are available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward costs and expenses (including Attorney Costs and amounts payable under Article III) incurred by the Administrative Agent and each Lender, (ii) second, toward repayment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, toward repayment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

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2.08        Sharing of Payments.

If any Lender shall obtain on account of the Extensions of Credit made by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, but excluding any payments made to a Lender in error by the Administrative Agent (which such payments shall be returned by the Lender to the Administrative Agent immediately upon such Lender’s obtaining knowledge that such payment was made in error)) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Extensions of Credit made by them, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Extensions of Credit, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon.  The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments.  Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Credit Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

2.09        Evidence of Debt.

The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Extension of Credits made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  The Borrower shall execute and deliver to the Administrative Agent a Note for each Lender requesting a Note, which Note shall evidence such Lender’s Extension of Credit in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Extension of Credit and payments with respect thereto.

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2.10        Appointment of Parent as Legal Representative for Credit Parties.

Each of the Credit Parties hereby appoints the Parent to act as its exclusive legal representative for all purposes under this Credit Agreement and the other Credit Documents (including, without limitation, with respect to all matters related to the repayment of the Loan as described in Article II and Article III hereof) (in such capacity, the “Borrower Representative”).  Each of the Credit Parties acknowledges and agrees that (a) the Borrower Representative may execute such documents on behalf of all the Credit Parties (whether as Borrower or Guarantor) as the Borrower Representative deems appropriate in its reasonable discretion and each Credit Party shall be bound by and obligated by all of the terms of any such document executed by the Borrower Representative on its behalf, (b) any notice or other communication delivered by the Administrative Agent or any Lender hereunder to the Borrower Representative shall be deemed to have been delivered to each of the Credit Parties and (c) the Administrative Agent and each of the Lenders shall accept (and shall be permitted to rely on) any document or agreement executed by the Borrower Representative on behalf of the Credit Parties (or any of them).  The Borrower must act through the Borrower Representative for all purposes under this Credit Agreement and the other Credit Documents.  Notwithstanding anything contained herein to the contrary, to the extent any provision in this Credit Agreement requires any Credit Party to interact in any manner with the Administrative Agent or the Lenders, such Credit Party shall do so through the Borrower Representative.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01        Taxes.

          (a)   Any and all payments by any Credit Party to or for the account of the Administrative Agent or any Lender under any Credit Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its overall net income, and franchise and excise taxes imposed on it (in lieu of net income taxes), as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent’s or such Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Credit Agreement or any other Credit Document) (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”).  If any Credit Party shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Credit Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Credit Party shall make such deductions, (iii) such Credit Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment, such Credit Party shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

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          (b)   In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes or charges or similar levies which arise from any payment made under any Credit Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Credit Document (hereinafter referred to as “Other Taxes”).  For the avoidance of doubt, “Other Taxes” shall not include any taxes assessed on the net or gross income of a taxpayer, regardless of whether such taxes are designated excise or property taxes.

          (c)   If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Credit Document to the Administrative Agent or any Lender, the Borrower shall also pay to the Administrative Agent or to such Lender, as the case may be, at the time interest is paid, such additional amount that the Administrative Agent or such Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Administrative Agent or such Lender would have received if such Taxes or Other Taxes had not been imposed.

          (d)   The Borrower agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) that are paid by the Administrative Agent and such Lender and that are the responsibility of the Borrower, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Payment under this subsection (d) shall be made within thirty (30) days after the date the Lender or the Administrative Agent makes a written demand therefor.

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3.02         Illegality.

        If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund its Extension of Credit using the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to maintain its Extension of Credit shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay such Lender’s Extension of Credit either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain its Extension of Credit to such day, or immediately, if such Lender may not lawfully continue to maintain its Extension of Credit.  Upon any such prepayment, the Borrower shall also pay accrued interest on the amount so prepaid, but no Prepayment Premium shall be payable in connection therewith.  Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03         Reserved.

3.04         Increased Cost and Reduced Return; Capital Adequacy; Reserves.

          (a)   If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining the Loan or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements contemplated by Section 3.04(c)), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

          (b)   If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

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          (c)   The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of the Loan equal to the actual costs of such reserves allocated to the Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on the Loan, provided the Borrower shall have received at least fifteen (15) days’ prior written notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice fifteen (15) days prior to the relevant Payment Date, such additional interest shall be due and payable fifteen (15) days from receipt of such notice.

3.05         Funding Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

          (a)   any continuation, conversion, payment or prepayment of the Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

          (b)   any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, the Loan other than on the date notified by the Borrower; or

          (c)   any assignment of any portion of the Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.16;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Extension of Credit made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such was in fact so funded.

3.06        Matters Applicable to all Requests for Compensation.

          (a)   A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.  In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

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(b)   Upon any Lender’s making a claim for compensation under Section 3.01 or 3.04, the Borrower may replace such Lender in accordance with Section 10.16.

3.07        Survival.

All of the Borrower’s obligations under this Article III shall survive the repayment of all other Obligations hereunder.

ARTICLE IV
CONDITIONS PRECEDENT TO LOAN

The obligation of the Lenders to make the Loan hereunder is subject to satisfaction of the following conditions precedent:

4.01        Conditions to Initial Extensions of Credit.

The obligation of the Lenders to make the Loan hereunder is subject to the satisfaction of such of the following conditions in all material respects on or prior to the Closing Date as shall not have been expressly waived in writing by the Administrative Agent and Lenders:

(a)   Credit Documents, Organization Documents, Etc.  The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Credit Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and its legal counsel:

            (i)            executed counterparts of this Credit Agreement and the other Credit Documents;

            (ii)           a Note executed by the Borrower in favor of each Lender requesting a Note;

            (iii)          copies of the Organization Documents of the Parent and the Borrower certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of Parent and Borrower to be true and correct as of the Closing Date;

            (iv)         such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Credit Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Credit Agreement and the other Credit Documents to which such Credit Party is a party; and

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(v)   such documents and certifications as the Administrative Agent may reasonably require to evidence that the Parent and the Borrower are duly organized or formed, and is validly existing, in good standing and qualified to engage in business in (A) the jurisdiction of their incorporation or organization and (B) each jurisdiction where their ownership, lease or operation of properties or the conduct of their business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)   Opinions of Counsel.  The Administrative Agent shall have received, in each case dated as of the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent:

(i)            a legal opinion of Dewey & LeBoeuf LLP, special New York counsel for the Credit Parties; and

(ii)           a legal opinion of special local counsel for the Borrower for the states of Alabama, Tennessee, Florida, Georgia and Kentucky and any other state in which the Parent or the Borrower is organized, in each case addressed to the Administrative Agent, its counsel and the Lenders.

(c)   Personal Property Collateral.  The Administrative Agent shall have received (in each case in form and substance reasonably satisfactory to the Administrative Agent):

(i)            searches of Uniform Commercial Code filings in the state of organization of the Borrower or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the tangible personal property Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

(ii)           UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iii)          duly executed notices of grant of security interest as are necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iv)         all instruments and chattel paper in the possession of any of the Borrower, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent’s security interest in the Collateral;

(v)          duly executed consents as are necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

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(vi)   in the case of any tangible personal property Collateral located at a premises leased by the Borrower, such estoppel letters, consents and waivers from the landlords on such real property as may be required by the Administrative Agent; and

(vii)          a copy of each Material Contract.

(d)   Real Property Collateral.  The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, each of the Real Property Asset Deliverables with respect to each Real Property Asset set forth on Schedule 5.12 attached hereto and shall have approved each of the Real Property Asset Deliverables.

(e)   Property and Liability Insurance.  The Administrative Agent shall have received copies of all insurance policies held by (or for the benefit of) the Parent, Borrower, Tenants or Subtenants with respect to the Real Property Assets of the Borrower, each such policy shall name the Administrative Agent (on behalf of the Lenders) as an additional insured or sole loss payee under a standard mortgagee endorsement, as applicable and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent (i) thirty (30) days prior written notice before any such policy or policies shall be canceled and (ii) fifteen (15) days prior written notice before any such policy or policies shall be altered.

(f)   Officer’s Certificates.  The Administrative Agent shall have received a certificate or certificates executed by a Responsible Officer of the Parent as of the Closing Date, in a form satisfactory to the Administrative Agent, stating that (i) each Credit Party is in compliance with all existing financial obligations (whether pursuant to the terms and conditions of this Credit Agreement or otherwise), (ii) all governmental, shareholder and third party consents and approvals, if any, with respect to the Credit Documents and the transactions contemplated thereby have been obtained, (iii) no action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect any Consolidated Party or any transaction contemplated by the Credit Documents, if such action, suit, investigation or proceeding could have a Material Adverse Effect, (iv) immediately prior to and following the transactions contemplated herein, each of the Credit Parties shall be Solvent, and (v) immediately after the execution of this Credit Agreement and the other Credit Documents, (A) no Default or Event of Default exists and (B) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects.

(g)   Reserved.

(h)   Financial Statements.  Receipt by the Administrative Agent and the Lenders of (i) pro forma projections of financial statements (balance sheet, income and cash flows) for each of the fiscal years of the Consolidated Parties through December 31, 2012 and (ii) such other information relating to the Consolidated Parties as the Administrative Agent may reasonably require in connection with the structuring and syndication of credit facilities of the type described herein.

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          (i)   Opening Compliance Certificate.  Receipt by the Administrative Agent of a Compliance Certificate as of the Closing Date signed by a Responsible Officer of the Parent and including (i) pro forma calculations for the current fiscal quarter based on the amounts set forth in the Audited Financial Statements and taking into account the Loan made pursuant to the terms hereof and (ii) pro forma calculations of all financial covenants contained herein for each of the following four (4) fiscal quarters (based on the projections set forth in the materials delivered pursuant to clause (h) of this Section 4.01).

          (j)   Consents/Approvals.  The Credit Parties shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (i) any applicable Law or (ii) any agreement, document or instrument to which any Credit Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which would not reasonably be likely to (A) have a Material Adverse Effect, or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower or any other Credit Party to fulfill its respective obligations under the Credit Documents to which it is a party.

          (k)   Material Adverse Change.  No material adverse change shall have occurred since December 31, 2008 in the condition (financial or otherwise), business, assets, operations, management or prospects of (i) the Parent, (ii) the Parent and its Consolidated Subsidiaries taken as a whole, or (iii) the Borrower.

          (l)   Litigation.  There shall not exist any pending or threatened action, suit, investigation or proceeding against any Credit Party or any of their Affiliates that could reasonably be expected to have a Material Adverse Effect or could otherwise materially and adversely effect the transactions set forth herein or contemplated hereby.

          (m)   Reserved.

          (n)   Fees and Expenses.  Payment by the Credit Parties to the Administrative Agent of all fees and expenses relating to the preparation, execution and delivery of this Credit Agreement and the other Credit Documents which are due and payable on the Closing Date, including, without limitation, payment to the Administrative Agent of the fees set forth in the Proposal, and reasonable and documented Attorney Costs, consultants’ fees, travel expenses and all fees and expenses associated with the due diligence done in connection with and the preparation of documentation with respect to the Real Property Assets or other Collateral.

          (o)   Other.  Receipt by the Lenders or the Administrative Agent of such other documents, instruments, agreements or information as reasonably requested by any Lender or the Administrative Agent, including, but not limited to, additional legal opinions, contribution agreements, corporate resolutions, indemnifications, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership and contingent liabilities of the Credit Parties.

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ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants (on behalf of itself, the Parent and the Credit Parties as a whole, as applicable) that:

5.01        Financial Statements; No Material Adverse Effect; No Internal Control Event.

          (a)   The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Consolidated Parties as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Consolidated Parties as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

          (b)   During the period from December 31, 2008, to and including the Closing Date, there has been no sale, transfer or other disposition by any Consolidated Party of any material part of the business or Property of the Consolidated Parties, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of the Consolidated Parties, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

          (c)   The financial statements delivered pursuant to Section 6.01(a) and (b) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 6.01(a) and (b)) and present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of the Consolidated Parties as of such date and for such periods.

          (d)   Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

          (e)   Since the date of the Audited Financial Statements, no Internal Control Event has occurred.

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5.02        Corporate Existence; Power and Purpose.

Each of the Credit Parties is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all organizational powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not, in the aggregate, have a Material Adverse Effect.  The sole purpose conducted or promoted by the Borrower is to (a) acquire, own, hold, lease, operate, manage, maintain, develop and improve the Real Property Assets, (b) sell, transfer, service, convey, dispose of, pledge, assign, borrow money against, finance, refinance or otherwise deal with the Real Property Assets to the extent permitted under the Credit Documents and (c)  engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above mentioned purposes.

5.03        Corporate and Governmental Authorization; No Contravention.

The execution, delivery and performance by each Credit Party of each Credit Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law (including Regulation U or Regulation X issued by the FRB).

5.04        Binding Effect.

This Credit Agreement has been, and each other Credit Document, when delivered hereunder, will have been, duly executed and delivered by each Credit Party that is a party thereto.  This Credit Agreement constitutes, and each other Credit Document when so delivered will constitute, a legal, valid and binding obligation of such Credit Party, enforceable against each Credit Party that is a party thereto in accordance with its terms except as enforceability may be limited by applicable Debtor Relief Laws and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.05        Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Responsible Officers of the Credit Parties, threatened at law, in equity, in arbitration or before any Governmental Authority, by or against any Credit Party or against any of its properties or revenues that (a) purport to affect or pertain to this Credit Agreement or any other Credit Document, or any of the transactions contemplated hereby or (b) either individually or in the aggregate, can reasonably be expected to be determined adversely, and if so determined to have a Material Adverse Effect.

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5.06        Compliance with ERISA.

(a)   Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Responsible Officers of the Credit Parties, nothing has occurred which would prevent, or cause the loss of, such qualification.  The Parent and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)   There are no pending or, to the knowledge of the Responsible Officers of the Credit Parties, threatened claims (other than routine claims for benefits), actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  Neither the Parent nor any ERISA Affiliate or, to the knowledge of the Responsible Officers of the Credit Parties, any other Person has engaged in any prohibited transaction or violation of the fiduciary responsibility rules under ERISA or the Code with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)   (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) the Parent nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) the Parent nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) the Parent nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.07        Environmental Matters.

Except as could not reasonably be expected to have a Material Adverse Effect:

(a)   To the knowledge of the Responsible Officers of the Parent and the Borrower, each of the Real Property Assets and all operations with respect to each of the Real Property Assets are in compliance with all applicable Environmental Laws in all material respects and there are no conditions relating to the Real Property Assets or the Businesses of the Borrower that are likely to give rise to liability under any applicable Environmental Laws.

(b)   To the knowledge of the Responsible Officers of the Parent and the Borrower, none of the Real Property Assets owned by the Borrower contains, or has previously contained, any Hazardous Substances at, on or under such property in amounts or concentrations that constitute a violation of, or could give rise to liability under, applicable Environmental Laws.

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          (c)   Neither the Parent nor the Borrower has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Real Property Assets or the Businesses of the Borrower, nor does any Responsible Officer of the Parent or the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.

          (d)   Neither the Parent nor the Borrower has generated, treated, stored or disposed of Hazardous Substances at, on or under any of the Real Property Assets in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law.  To the knowledge of the Responsible Officers of the Parent and the Borrower, Hazardous Substances have not been transported or disposed of from the Real Property Assets, in each case by or on behalf of the Borrower, in violation of, or in a manner that is likely to give rise to liability under, any applicable Environmental Law.

          (e)   To the knowledge of the Responsible Officers of the Parent and the Borrower, no judicial proceeding or governmental or administrative action is pending or threatened, under any Environmental Law to which the Borrower is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrower, the Real Property Assets or the Businesses of the Borrower.

5.08        Margin Regulations; Investment Company Act.

          (a)   No Credit Party is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock and no part of the proceeds of the Loan will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock.

          (b)   Neither the Parent nor the Borrower (i) is or is required to be registered as an “investment company” under the Investment Company Act of 1940 or (ii) subject to regulation under any other Law which limits its ability to incur the Obligations.

5.09        Compliance with Laws.

          (a)   Each Credit Party is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a  Material Adverse Effect.

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          (b)   To the knowledge of the Responsible Officers of the Borrower, each of the Real Property Assets, and the uses of the Real Property Assets, are in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to the Real Property Assets (including, without limitation, building and zoning laws and Healthcare Laws), except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.10        Ownership of Property; Liens.

The Borrower has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business (including, in any case, each of the Real Property Assets), except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The property of the Borrower is subject to no Liens, other than Permitted Liens.

5.11        Corporate Structure; Capital Stock, Etc.

As of the Closing Date and as of each date on which such schedule is subsequently updated pursuant to the terms hereof through the delivery of a Compliance Certificate, Schedule 5.11 correctly sets forth the corporate structure of Parent and each of its Subsidiaries, as well as the entity and ownership structure of the Parent and the Borrower and the correct legal name and the jurisdiction of formation of the Parent and each of its Subsidiaries.  Also included on Schedule 5.11 is a listing of the number of shares of each class of Capital Stock outstanding with respect to the Borrower, the Persons holding equity interests in the Borrower, their percentage equity or voting interest in the Borrower and the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto.  Except as set forth on Schedule 5.11, as of the Closing Date: (i) the Borrower has not issued to any third party any securities convertible into any equity interest in the Borrower, or any options, warrants or other rights to acquire any securities convertible into any such equity interest, and (ii) the outstanding Capital Stock of the Borrower is owned by the Persons indicated on Schedule 5.11, is validly issued, fully paid and non-assessable, and is free and clear of all Liens, warrants, options and rights of others of any kind whatsoever.  Borrower is a Wholly Owned Subsidiary of the Parent.  The Borrower does not hold or otherwise have any interest in any Capital Stock of any other Person.

5.12        Real Property Assets; Leases.

          (a)   Part I of Schedule 5.12 (as updated pursuant to the terms hereof through the delivery of a Compliance Certificate) is a true and complete list as of the Closing Date of (i) the street address of each Real Property Asset, (ii) the facility type of each such Real Property Asset, (iii) the number of Licensed Beds at such Real Property Asset and (iv) the Subtenant under the Facility Sublease to which each such Real Property Asset is subject.  The Borrower has a fee simple title to or holds a ground lease interest pursuant to an Eligible Ground Lease in each Real Property Asset listed on Schedule 5.12 hereto and such schedule correctly sets forth the type of interest (fee or leasehold) held by the Borrower in each Real Property Asset.  Each parcel of real property identified on Part I of Schedule 5.12 is subject to a first priority lien (subject to Permitted Liens) in favor of the Administrative Agent (for the benefit of the Lenders) pursuant to a properly-recorded Mortgage Instrument and Assignment of Leases.

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          (b)   Part II of Schedule 5.12 (as updated pursuant to the terms hereof through the delivery of a Compliance Certificate) properly sets forth the names and addresses of all Tenants or Subtenants with respect to the Real Property Assets who are, to the knowledge of any Responsible Officers of the Borrower, (i) delinquent in paying any franchise, business, intangible, personal property taxes or real estate taxes due beyond the later of the applicable grace period with respect thereto, if any, and forty five (45) days and/or (ii) the subject of any Bankruptcy Event.

          (c)   Part III of Schedule 5.12 (as updated pursuant to the terms hereof through the delivery of a Compliance Certificate) properly identifies the Facility Master Lease in existence as of the date hereof with respect to the Real Property Assets, together with the Tenant and the remaining term of the Facility Master Lease and there is no other Facility Master Lease affecting the Real Property Assets.

          (d)   Part IV of Schedule 5.12 (as updated pursuant to the terms hereof through the delivery of a Compliance Certificate) properly sets forth all Facility Subleases relating to any of the Real Property Assets and all other material subleases relating to the Real Property Assets, the termination of which could result in a material adverse effect on the Tenant’s ability to continue to make scheduled payments to the Borrower under the Facility Master Lease, together with the applicable Subtenant with respect thereto and the remaining term of the Facility Sublease.

          (e)   Part V of Schedule 5.12 (as updated pursuant to the terms hereof through the delivery of a Compliance Certificate) properly identifies the Eligible Ground Leases in existence as of the date hereof with respect to the Real Property Assets, together with the ground lessor(s) and the remaining term of the Eligible Ground Leases and there is no other ground lease affecting the Real Property Assets.

          (f)   To the knowledge of the Responsible Officers of the Borrower, each of the facilities located on the Real Property Assets is currently in good repair, working order and condition without any material structural or engineering defects or conditions.  To the knowledge of the Responsible Officers of the Borrower, no Condemnation has been instituted and remained undismissed for a period in excess of ninety (90) consecutive days, in each case, with respect to a material portion of any Real Property Asset.  To the knowledge of the Responsible Officers of the Borrower, no material casualty event has occurred with respect to the improvements located on any Real Property Asset which has not been (or, if applicable) will not be able to be) fully remediated with available insurance proceeds.

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          (g)   To the knowledge of the Responsible Officers of the Borrower, no required rental payment, principal or interest payment, payments of real property taxes or payments of premiums on insurance policies payable to the Borrower with respect to such Real Property Asset is past due beyond the earlier of the applicable grace period with respect thereto, if any, and sixty (60) days.

5.13        Material Contracts; Additional Contractual Obligations.

Schedule 5.13 (as updated pursuant to the terms hereof through the delivery of a Compliance Certificate) is a true, correct and complete listing of all Material Contracts as of the Closing Date (other than those set forth on Part III, Part IV and Part V of Schedule 5.12).  No event of default, or event or condition which with the giving of notice, the lapse of time, a determination of materiality, the satisfaction of any other condition or any combination of the foregoing, would constitute such an event of default, exists with respect to any such Material Contract. Except as set forth on Schedule 5.13, the Borrower is not a party to any contract or agreement that is subject to the Federal Assignment of Claims Act, as amended (31 U.S.C. Section 3727) or any similar state or local law.

5.14        Investments.

All Investments of the Borrower are Investments permitted pursuant to Section 7.04(b).

5.15        Solvency.

The Credit Parties are Solvent on a consolidated basis.

5.16        Taxes.

The Credit Parties have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties (including all Real Property Assets), income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been established in accordance with GAAP.  To the knowledge of the Responsible Officers of the Parent and the Borrower, there is no proposed tax assessment against any Credit Party that would, if made, have a Material Adverse Effect.

5.17        REIT Status.

The Parent is taxed as a “real estate investment trust” within the meaning of Section 856(a) of the Code and the Borrower is a Qualified REIT Subsidiary.

5.18        Insurance.

All insurance coverage of the Borrower and all insurance coverage of the Tenants and Subtenants with respect to the Real Property Assets of the Borrower, in each case, as in existence as of the Closing Date and as of each date on which such schedule is subsequently updated pursuant to the terms hereof through the delivery of a Compliance Certificate, is described on the certificates attached hereto as Schedule 5.18 or is in material compliance with the insurance requirements under the Facility Leases.

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5.19        Healthcare; Facility Representations and Warranties.

(a)   Compliance With Healthcare Laws.  Without limiting the generality of Section 5.09 hereof or any other representation or warranty made herein, neither the Parent nor the Borrower and, to the knowledge of the Responsible Officers of the Parent and the Borrower, no Tenant or Subtenant, is in material violation of any applicable statutes, laws, ordinances, rules and regulations of any Governmental Authority governing patient healthcare or the operation of any Healthcare Facility (including without limitation Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. Section 1320a-7(b) (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute,” and the Social Security Act, as amended, Section 1877, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as “Stark Statute” (collectively, “Healthcare Laws”) where such violation would result in a Material Adverse Effect.  The Parent and the Borrower (if applicable) and, to the knowledge of the Responsible Officers of the Parent and the Borrower, the Tenant and each of the Subtenants, comply in all material respects with the applicable requirements of the Joint Commission, the Food and Drug Administration, Drug Enforcement Agency and State Boards of Pharmacy and the federal and state Medicare and Medicaid programs as required by the Healthcare Laws, and, to the knowledge of the Responsible Officers of the Parent and the Borrower, there are no notices of material violations of the Healthcare Laws with respect to the Parent, the Borrower, any Tenant, any Subtenant or any of the Real Property Assets.

(b)   Licenses, Permits, and Certifications.

(i)            To the knowledge of the Responsible Officers of the Parent and the Borrower, Tenant and/or each of the Subtenants has such permits, licenses, franchises, certificates and other approvals or authorizations (collectively, the “Licenses”) of Governmental Authorities as are necessary under applicable law or regulations to own its properties and to conduct its business and to receive reimbursement under Medicare, Tricare (if applicable) and Medicaid (including without limitation such permits as are required under such federal, state and other health care laws, and under such HMO or similar licensure laws and such insurance laws and regulations, as are applicable thereto), if the failure to obtain such Licenses could reasonably be expected to result in a Material Adverse Effect.  Notwithstanding the foregoing, Borrower is not the owner of any Licenses required for the provision of Medical Services at any of the Real Property Assets.

(ii)           To the knowledge of the Responsible Officers of the Parent and the Borrower, the Tenant and/or each of the Subtenants has all Medicare, Tricare (if applicable), Medicaid and related provider or supplier billing number(s) and related documentation necessary to submit reimbursement claims to Medicare, Tricare and/or Medicaid for any Medical Service furnished by such Person in any jurisdiction where it conducts business if the failure to obtain billing number(s) or related documentation could reasonably be expected to result in a Material Adverse Effect.  To the knowledge of the Responsible Officers of the Parent and the Borrower, neither Tenant nor any Subtenant is currently subject to suspension, revocation, renewal or denial of its Medicare, Tricare and/or Medicaid certification, supplier billing number(s), or Medicare, Tricare and/or Medicaid participation agreement(s).

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(iii)   To the knowledge of the Responsible Officers of the Parent and the Borrower, each of the facilities located on the Real Property Assets is currently accredited by The Joint Commission (the “Joint Commission”) and certified by any required Governmental Authority and is duly licensed to operate in the manner currently operated, as required under applicable Laws.  In addition, to the knowledge of the Responsible Officers of the Parent and the Borrower, each such facility is in compliance in all material respects with the applicable provisions of every Law of any Governmental Authority having jurisdiction over the operation thereof, including, without limitation, Healthcare Laws and fire safety codes.

(c)   HIPAA Compliance.  Neither the Parent nor the Borrower is a “covered entity” within the meaning of HIPAA.

(d)   No Investigations or Proceedings.  To the knowledge of the Responsible Officers of the Parent and the Borrower, neither the Parent nor the Borrower is the subject of any civil or criminal penalty, process, claim, action or proceeding, investigation or any administrative or other regulatory review, survey, process or proceeding (other than routine surveys or reviews conducted by any government health plan or other accreditation entity) that could reasonably be expected to cause a Material Adverse Effect.

(e)   Medical Services.  No Credit Party is in the business of providing Medical Services.

5.20        Disclosure.

Each Credit Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  To each Credit Party’s knowledge,  no report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Credit Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Credit Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each Credit Party represents only that, to each Credit Party’s knowledge, such information was prepared in good faith based upon assumptions believed to be reasonable at the time, with the understanding that certain of such information is prepared or provided by each Credit Party based upon information and assumptions provided to such Credit Parties by tenants of such Credit Parties.

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5.21        Collateral Documents.

The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens are currently perfected security interests and Liens, prior to all other Liens other than Permitted Liens which by operation of law or contract would have priority over the Liens securing the Obligations.

ARTICLE VI
AFFIRMATIVE COVENANTS

The Borrower hereby covenants and agrees (on its own behalf and on behalf of the Parent) that until the Obligations, together with interest, fees and other obligations hereunder, have been paid in full:

6.01        Financial Statements.

The Borrower shall deliver to the Administrative Agent (and the Administrative Agent shall disseminate such information pursuant to the terms of Section 6.02 hereof), in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

          (a)   as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Parent (or if earlier, the date that is five (5) days after the reporting date for such information required by the SEC), a consolidated balance sheet of the Consolidated Parties as at the end of such fiscal year, and the related consolidated statements of earnings, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by (i) a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and (ii) an attestation report of such Registered Public Accounting Firm as to the Borrower’s internal controls pursuant to Section 404 of Sarbanes-Oxley expressing a conclusion that the Parent has maintained effective internal controls over financial reporting based on COSO criteria; provided, that the Administrative Agent hereby agrees that a Form 10-K of the Parent in form similar to that delivered as part of the Audited Financial Statements shall satisfy the requirements of this Section 6.01(a); and

          (b)   as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Parent (or if earlier, the date that is five (5) days after the reporting date for such information required by the SEC), a consolidated balance sheet of the Consolidated Parties as at the end of such fiscal quarter, and the related consolidated statements of earnings, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Parent’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Parent as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Consolidated Parties in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; provided, that the Administrative Agent hereby agrees that a Form 10-Q of the Parent in form similar to that delivered to the SEC shall satisfy the requirements of this Section 6.01(b).

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6.02        Certificates; Other Information.

The Borrower shall deliver to the Administrative Agent (and the Administrative Agent shall disseminate such information pursuant to the terms of this Section 6.02), in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

          (a)   concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Parent;

          (b)   within forty five (45) days following the date on which such statements and calculations are due to the Borrower from the Tenant, quarterly operating statements and Occupancy Rate calculations concerning each of the Real Property Assets;

          (c)   within thirty (30) days after the end of each fiscal year of the Parent, beginning with the fiscal year ending December 31, 2009, an annual operating forecast of the Parent containing, among other things, pro forma financial statements for the then current fiscal year and updated versions of the pro forma financial projections delivered in connection with Section 4.01(h) hereof;

          (d)   promptly after any request by the Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors by the independent accountants of the Parent (or the audit committee of the board of directors of the Parent) in respect of the Parent (and, to the extent any such reports, letters or recommendations are prepared separately for the Borrower, the Borrower) by independent accountants in connection with the accounts or books of the Parent (or the Borrower) or any audit of the Parent (or the Borrower);

          (e)   promptly after the same are available, (i) copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Parent, and copies of all annual, regular, periodic and special reports and registration statements which the Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or to a holder of any Indebtedness owed by the Parent in its capacity as such holder and not otherwise required to be delivered to the Administrative Agent pursuant hereto and (ii) upon the request of the Administrative Agent, all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters;

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          (f)   promptly upon receipt thereof, a copy of any other report or “management letter” submitted by independent accountants to the Parent or the Borrower in connection with any annual, interim or special audit of the books of the Parent (or the Borrower);

          (g)   promptly upon any Responsible Officer of the Parent or the Borrower becoming aware thereof, notice of (i) the existence of any contemplated offering, placement or arrangement which will constitute an Event of Default under the terms of Section 8.01(k), (ii) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, (iii) the occurrence of any Internal Control Event and (iv) any other Default or Event of Default;

          (h)   within ten (10) days upon any Responsible Officer of the Parent or the Borrower becoming aware thereof, reports detailing income or expenses of any assets directly owned or operated, or which will be included on the balance sheet for purposes of FIN 46, other than as previously disclosed in the Parent’s Form 10-K, 10-Q or any other publicly available information;

          (i)   promptly, such additional information regarding the business, financial or corporate affairs of the Borrower, or compliance with the terms of the Credit Documents, as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request; and

          (j)   promptly after receipt, copies of all financial statements and other reports and information required to be delivered by (i) the Tenant under the Facility Master Lease and (ii) the Subtenants under the Facility Subleases.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b), (c) or (d) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent or the Borrower posts such documents, or provides a link thereto on the Parent’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted by the Administrative Agent (on the Borrower’s behalf) on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender (through the Administrative Agent) that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender (through the Administrative Agent) and (B) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender (through the Administrative Agent) of the posting of any such documents (each Lender to which delivery of such documents shall be made by posting to any such website shall have been given access to such website on or prior to the date of such posting) and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Parent shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent and each of the Lenders (through the Administrative Agent).  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent or the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

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The Borrower (and the Borrower Representative) hereby acknowledge that (x) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (y) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower (and the Borrower Representative) hereby further agree that (ww) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof (xx) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or their securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in Section 10.08); (yy) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public;” and (zz) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public.”

6.03        Preservation of Existence and Franchises.

Each Credit Party will do all things necessary to preserve and keep in full force and effect its existence, rights, franchises and authority.  Each Credit Party shall remain qualified and in good standing in each jurisdiction in which the failure to so qualify and be in good standing could have a Material Adverse Effect.

6.04        Books and Records.

Each Credit Party will keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP.

6.05        Compliance with Law.

Each Credit Party will comply with all Laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities (including, without limitation, building and zoning laws and all Healthcare Laws), applicable to it and all of its real and personal property (including, without limitation, each Real Property Asset) if noncompliance with any such law, rule, regulation, order or restriction could have a Material Adverse Effect.  The Borrower will comply with all terms and conditions of all Material Contracts to which it is a party to the extent that that such non-compliance could have a Material Adverse Effect.

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6.06        Payment of Taxes and Other Indebtedness.

Each Credit Party will pay and discharge (or cause to be paid or discharged) (a) all taxes (including, without limitation, any corporate or franchise taxes), assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties (including, without limitation, each Real Property Asset owned by the Borrower), before they shall become delinquent, (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien (other than a Permitted Lien) upon any of its properties, and (c) except as prohibited hereunder, all of its other Indebtedness as it shall become due; provided, however, that no Credit Party shall be required to pay any such tax, assessment, charge, levy, claim or Indebtedness which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP, unless the failure to make any such payment (i) could give rise to an immediate right to foreclose on a Lien securing such amounts in respect of any Real Property Assets or (ii) could have a Material Adverse Effect.

6.07        Insurance.

In addition to the requirements of any of the other Credit Documents, the Parent and the Borrower shall maintain, or with respect to any Real Property Asset leased by the Borrower to a Tenant, cause the applicable Tenant or Subtenant, to maintain, insurance policies and coverages indicated on the certificates attached hereto as Schedule 5.18, subject to changes in policies and coverages based on the availability of insurance for Persons engaged in similar types of properties in the applicable location, in each case as approved by the Administrative Agent in its reasonable discretion.  The Borrower will deliver to the Administrative Agent (a) within ten (10) days of receipt of notice from any insurer a copy of any notice of cancellation or material change in coverage from that existing on the date hereof and (b) promptly upon receipt, notice of any cancellation or nonrenewal of coverage by the Parent or the Borrower thereof.  The Administrative Agent shall be named as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any insurance procured with respect to the Real Property Assets and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent (i) thirty (30) days prior written notice before any such policy or policies shall be canceled and (ii) fifteen (15) days prior written notice before any policy or policies shall be altered.

6.08        Maintenance of Property.

In addition to the requirements of any of the other Credit Documents, the Borrower shall (a) protect and preserve, or cause to be protected and preserved all Real Property Assets and maintain, or cause to be maintained, in good repair, working order and condition all Real Property Assets, ordinary wear and tear excepted, and (b) from time to time make, or cause to be made, all needed and appropriate repairs, renewals, replacements and additions to such Real Property Assets, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.  The Borrower does not own any material intellectual property.

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6.09        Performance of Obligations.

The Credit Parties will pay and discharge at or before maturity, or prior to expiration of applicable notice, grace and curative periods, all their respective material obligations and liabilities, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings, and will maintain, in accordance with GAAP, appropriate reserves for the accrual of any of the same.

6.10        Visits and Inspections.

The Borrower (subject to applicable Facility Leases) shall permit representatives or agents of any Lender or the Administrative Agent, from time to time, and, if no Event of Default shall have occurred and be continuing, after reasonable prior notice, but not more than twice annually and only during normal business hours to: (a) visit and inspect all Real Property Assets to the extent any such right to visit or inspect is within the control of such Person; (b) inspect and make extracts from their respective books and records, including but not limited to management letters prepared by independent accountants; and (c) discuss with its principal officers, and its independent accountants, its business, properties, condition (financial or otherwise), results of operations and performance.  If requested by the Administrative Agent, the Parent or the Borrower, as applicable, shall execute an authorization letter addressed to its accountants authorizing the Administrative Agent or any Lender to discuss the financial affairs of the Parent or the Borrower with its accountants.

6.11        Use of Proceeds/Purpose of Loan.

The Borrower shall use the proceeds of the Loan only for the purpose of financing the existing equity of the Borrower in the Real Property Assets and financing general corporate working capital or other corporate purposes of the Borrower and the other Credit Parties (to the extent not inconsistent with the Credit Parties’ covenants and obligations under this Credit Agreement and the other Credit Documents).

6.12        Financial Covenants.

          (a)   Consolidated Leverage Ratio.  The Borrower shall cause the Consolidated Leverage Ratio, as of the end of any fiscal quarter, to be equal to or less than 5.00 to 1.00.

          (b)   Consolidated Fixed Charge Coverage Ratio.  The Borrower shall cause the Consolidated Fixed Charge Coverage Ratio, as of the end of any fiscal quarter, to be equal to or greater than 2.00 to 1.00.

          (c)   Consolidated Tangible Net Worth.  The Borrower shall cause the Consolidated Tangible Net Worth as of the end of any fiscal quarter to be equal to or greater than the sum of (i) $891,900,000 plus (ii) an amount equal to 100% of the net cash proceeds received by the Consolidated Parties from Equity Transactions during the period commencing as of April 1, 2009 and ending as of the last day of the fiscal quarter for which such calculation is being performed.

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          (d)   Distribution Limitation.  The Borrower shall cause the cash distributions to the Parent’s shareholders made or declared by the Parent during the four (4) fiscal quarter period ending on such date to be equal to or less than ninety-five percent (95%) (or such greater amount as is required for the Parent to maintain REIT status) of the aggregate cumulative Funds From Operations accrued during such period.  Notwithstanding anything to the contrary contained in this Section 6.12(d), the Parent may (i) distribute to the Parent’s shareholders any and all cash proceeds received by the Parent in connection with any issuance or sale of shares of its Capital Stock and (ii) make unlimited distributions to the Parent’s shareholders payable solely in the form of common stock of the Parent).

6.13         Environmental Matters.

          (a)   Each of the Parent and the Borrower shall comply with all Environmental Laws in respect of the Real Property Assets.  The Parent and the Borrower shall promptly take all actions necessary to prevent the imposition of any Liens on any of the Real Property Assets arising out of or related to any Environmental Laws.

          (b)   In respect of any Real Property Asset, if any of the Parent or the Borrower shall (i) receive notice that any violation of any Environmental Law may have been committed or is about to be committed by the Parent or the Borrower, (ii) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against the Parent or the Borrower alleging violations of any Environmental Law or requiring the Parent or the Borrower to take any action in connection with the release of any Hazardous Substance or (iii) receive any notice from a Governmental Authority, Tenant, Subtenant or other private party alleging that the Parent or the Borrower may be liable or responsible for costs associated with a response to or cleanup of a release of a Hazardous Substance or any damages caused thereby, the Parent or the Borrower shall provide the Administrative Agent with a copy of such notice within ten (10) days after the receipt thereof by the Parent or the Borrower.

6.14        REIT Status.

          (a)   The Borrower shall, for the entire term of this Credit Agreement, retain its Qualified REIT Subsidiary status.

          (b)   The Parent shall, at all times during the term hereof, maintain its status as a REIT.

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6.15         Reserved.

6.16         Pledged Assets.

The Borrower shall at all times subject all Real Property Assets and all of its personal property to first priority Liens (subject in any case to Permitted Liens which by operation of law or contract would have priority over the Liens securing the Obligations) in favor of the Administrative Agent to secure the Obligations pursuant to the terms and conditions of the Credit Documents and such other additional security documents as the Administrative Agent shall reasonably request, and deliver all Real Property Asset Deliverables (and any updates to any of the information or materials delivered as a portion thereof) and such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, all in form, content and scope reasonably satisfactory to the Administrative Agent.  In furtherance of the Borrower’s obligations under this Section 6.16, the Borrower hereby agrees that it shall, from time to time, at its own expense, promptly execute, deliver, file and/or record all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Administrative Agent may reasonably request (including, without limitation, the procurement of landlord consents with respect to the assignment of the Borrower’s interests in any Real Property Assets), in order to (a) properly evidence the Borrower’s Obligations hereunder or under any Credit Document or (b) perfect, continue and protect the Liens and security interests granted or purported to be granted by any Collateral Documents and to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder and under any other Credit Document with respect to any Collateral.  The Borrower shall promptly deliver to the Administrative Agent a copy of each such instrument and evidence of its proper filing or recording, as necessary or reasonably requested.

6.17        Appraisals.

The Borrower agrees that the Administrative Agent shall have the right, prior to the Maturity Date (but to the extent no Default or Event of Default has occurred and is continuing, not during the six (6) month period immediately prior to the Maturity Date), to request appraisals with respect to the Real Property Assets, that the Administrative Agent shall engage all appraisers with respect to such appraisals and that the Borrower shall pay or reimburse to the Administrative Agent all reasonable and documented costs and expenses associated therewith to the extent required by and subject to the provisions of Section 10.04 hereof; provided, however, that such appraisal shall not be required more frequently than twice during the term of the Loan unless any Lender is required to obtain such report more frequently under applicable Law.

6.18        Anti-Terrorism Laws.

None of the Credit Parties nor any of their respective Affiliates (a) will conduct any business or will engage in any transaction or dealing with any Prohibited Person, including making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (b) will deal in, or will engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (c) will engage in or will conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order or the Patriot Act.  The Borrower covenants and agrees to execute and/or deliver to Administrative Agent any certification or other evidence requested from time to time by Administrative Agent in its sole discretion, confirming the Borrower’s compliance with this Section including, without limitation, any documentation which is necessary for ongoing compliance with any anti-money laundering Laws applicable to any Lender.

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6.19        Compliance With Material Contracts.

Each Credit Party shall perform and observe all the material terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by the Administrative Agent and, upon the reasonable request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Credit Party is entitled to make under such Material Contract.

6.20        Health Care Covenants.

Without limiting the generality of the provisions of Section 6.05, the Borrower hereby represents, covenants and agrees as follows:

(a)   If and to the extent required under applicable Laws, Borrower shall cause Tenant and/or each Subtenant to maintain in full force and effect a valid certificate of need (“CON”) or similar certificate, license, or approval issued by the State Regulator for the requisite number of Licensed Beds in the Real Property Assets, and a provider agreement or other required documentation of approved provider status for each provider payment or reimbursement program, if applicable.  Borrower shall cause Tenant and/or each Subtenant to operate the Real Property Assets in a manner such that the Licenses shall remain in full force and effect.  True and complete copies of the Licenses have been delivered to Lender.

(b)   The Licenses:

(i)            Are not now and will not be (A) transferred to any location other than the applicable Real Property Asset or (B) pledged as collateral security for any loan or indebtedness, other than the Loan; and

(ii)           Shall continue in full force and effect throughout the term of the Loan and will remain free from restrictions or known conflicts, and shall not be provisional, probationary or restricted in any manner, which would materially impair the use or operation of the applicable Real Property Asset as a skilled nursing facility.

(c)   Borrower shall not do, and shall not permit Tenant or any Subtenant to do (or suffer to be done), any of the following with respect to the Real Property Assets:

 (i)            Rescind, withdraw, revoke, or amend the number of Licensed Beds permitted under the Licenses or otherwise amend the Licenses in such a manner that results in a Material Adverse Effect on the rates charged or otherwise diminish or impair the nature, tenor or scope of the Licenses which could reasonably be expected to materially impair the use or operation of the applicable Real Property Asset as a skilled nursing facility;

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(ii)   Amend or otherwise change the number of Licensed Beds approved by the State Regulator in such a manner that results or could reasonably be expected to result in a Material Adverse Effect on the rates charged or otherwise diminishes or impairs the use or operation of the applicable Real Property Asset as a skilled nursing facility; or

(iii)   Replace or transfer all or any part of any Real Property Asset’s Licensed Beds to another site or location other than another Real Property Asset.

6.21        Reserved.

6.22        Use and Application of Insurance Proceeds.

(a)   Notice; Repair Obligation.  If any Real Property Asset shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), the Borrower shall give prompt notice thereof to the Administrative Agent.  Following the occurrence of a Casualty, the Borrower, regardless of whether insurance proceeds are available, shall promptly proceed to restore, repair, replace or rebuild the same to be of at least equal value and of substantially the same character as prior to such damage or destruction, all to be effected in accordance with applicable law.

(b)   Application of Insurance Proceeds.  The Administrative Agent shall apply insurance proceeds to costs of restoring the applicable Real Property Asset or to the payment of the Loan as follows:

(i)            if the loss is less than or equal to the Restoration Threshold, the Administrative Agent shall apply the insurance proceeds to restoration provided (A) no Event of Default exists, and (B) the Borrower promptly commences and is diligently pursuing restoration of the applicable Real Property Asset;

(ii)           if the loss exceeds the Restoration Threshold, the Administrative Agent shall apply the insurance proceeds to restoration provided that (A) at all times during such restoration no Event of Default exists; (B) the Administrative Agent determines throughout the restoration that there are sufficient funds available to restore and repair the affected Real Property Asset to a condition approved by the Administrative Agent; (C) the Administrative Agent determines that the revenues from the affected Real Property Asset and the other Real Property Assets during restoration, taking into account rent loss or business interruption insurance, will be sufficient to pay debt service on the Loan; (D) the Administrative Agent determines that the ratio of the outstanding principal balance of the Loan to appraised value of the affected Real Property Asset after restoration will not exceed the loan-to-value ratio that existed on the Closing Date; (E) the Administrative Agent determines that restoration and repair of the affected Real Property Asset to a condition approved by the Administrative Agent will be completed within nine (9) months after the date of loss or casualty and in any event at least ninety (90) days prior to the Maturity Date; (F) the Borrower promptly commences and is diligently pursuing restoration of the Real Property Asset; and (G) the affected Real Property Asset after the restoration will be in compliance with and permitted under all applicable Laws, including zoning, building and land use laws, rules, regulations and ordinances; and

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(iii)          if the conditions set forth in (i) and (ii) above are not satisfied, in the Administrative Agent’s reasonable discretion, the Administrative Agent may apply any insurance proceeds it may receive to amounts owing under the Credit Documents in such order and manner as the Administrative Agent in its sole discretion determines, or allow all or a portion of such proceeds to be used for the restoration of the affected Real Property Asset.

(c)   Disbursement of Insurance Proceeds.  Insurance proceeds applied to restoration will be disbursed by the Administrative Agent on receipt of reasonably satisfactory plans and specifications, contracts and subcontracts, schedules, budgets, lien waivers and architects’ certificates, and otherwise in accordance with prudent commercial construction lending practices for construction loan advances (including appropriate retainages to ensure that all work is completed in a workmanlike manner).

6.23        Condemnation Awards.

The Borrower shall promptly give the Administrative Agent written notice of the actual or threatened commencement of any condemnation or eminent domain proceeding affecting any Real Property Asset (a “Condemnation”) and shall deliver to the Administrative Agent copies of any and all papers served in connection with such Condemnation.  Following the occurrence of a Condemnation, the Borrower, regardless of whether any award or compensation (an “Award”) is available, shall promptly proceed to restore, repair, replace or rebuild the same to the extent practicable to be of at least equal value and of substantially the same character as prior to such Condemnation, all to be effected in accordance with applicable Law.  The Administrative Agent may participate in any such proceeding and the Borrower will deliver to the Administrative Agent all instruments necessary or required by the Administrative Agent to permit such participation.  Without the Administrative Agent’s prior consent, the Borrower (a) shall not agree to any Award, and (b) shall not take any action or fail to take any action which would cause the Award to be determined.  All Awards for the taking or purchase in lieu of condemnation of any Real Property Asset or any part thereof are hereby assigned to and shall be paid to the Administrative Agent.  The Administrative Agent is hereby irrevocably appointed as the Borrower’s attorney-in-fact, coupled with an interest, with exclusive power to collect, receive and retain any Award and to make any compromise or settlement in connection with any such Condemnation and to give proper receipts and acquittances therefor, and in the Administrative Agent’s sole discretion to apply the same toward the payment of the Loan, notwithstanding that the Loan may not then be due and payable, or to the restoration of the affected Real Property Asset; provided, however, if the Award is less than or equal to $100,000 and the Borrower requests that such proceeds be used for non-structural site improvements (such as landscape, driveway, walkway and parking area repairs) required to be made as a result of such Condemnation, the Administrative Agent will apply the Award to such restoration in accordance with disbursement procedures applicable to insurance proceeds provided there exists no Default or Event.  The Borrower, upon request by the Administrative Agent, shall execute all instruments requested to confirm the assignment of the Award to the Administrative Agent, free and clear of all liens, charges or encumbrances.  Anything herein to the contrary notwithstanding, if an Event of Default exists, the Administrative Agent is authorized to adjust such Award without the consent of the Borrower and to collect such Award in the name of the Administrative Agent and the Borrower.

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6.24         Special Provisions Regarding Ground Leased Facilities.

Administrative Agent has required that the Borrower obtain estoppel certificates from the ground lessors of the Ground Leased Facilities in the forms previously agreed upon by the Borrower and Administrative Agent (the “Ground Lease Estoppels”).   As of the Closing Date, the Borrower has not delivered to Administrative Agent the Ground Lease Estoppels.  Notwithstanding such failure, Administrative Agent has agreed to close the Loan, subject to the terms of this Section 6.24.  The Borrower shall use its diligent and good faith efforts to obtain fully executed Ground Lease Estoppels within six (6) months following the Closing Date (the “Ground Lease Estoppel Period”), provided if Borrower is unable to obtain the Ground Lease Estoppels within the Ground Lease Estoppel Period, Administrative Agent will extend the Ground Lease Estoppel Period by two consecutive periods of three (3) months each, if the Borrower demonstrates to Administrative Agent’s reasonable satisfaction that it has diligently and in good faith pursued the execution by the ground lessors of the Ground Lease Estoppels during the Ground Lease Estoppel Period.  If the Borrower is unable to obtain one or both of Ground Lease Estoppels during the Ground Lease Estoppel Period (as extended, if applicable),  the Interest Only Period shall terminate on the first day of the month following the expiration of the Ground Lease Estoppel Period.  If the Borrower obtains both of the Ground Lease Estoppels prior to the expiration of the Ground Lease Estoppel Period (as extended, as applicable), then the Interest Only Period shall continue as otherwise provided for in this Agreement.  If the Borrower is unable to obtain at least one of the Ground Lease Estoppels during the Ground Lease Estoppel Period (as extended, if applicable), then if at any time following the expiration the Ground Lease Estoppel Period, an Event of Default under Section 8.01(b) with respect to a failure of the Borrower to comply with Section 6.12 hereof occurs and is continuing (herein a “Financial Covenant Event of Default”), the Borrower shall deposit, or shall cause Guarantor to deposit, the sum of $5,000,000 in an account with a bank or other financial institution satisfactory to Administrative Agent (the “Collateral Account”), which Collateral Account will be pledged by the Borrower or the Guarantor, as appropriate, to Administrative Agent, for the benefit of the Lenders, as additional security for the Obligations, and the Borrower will execute and cause Guarantor to execute such documents as are required by Administrative Agent to grant and perfect the security interest in such Collateral Account.  The creation and pledge of the Collateral Account is in addition to, and not in lieu of, any other remedies available to Administrative Agent with respect to such Financial Covenant Event of Default, provided that any other such remedy by Administrative Agent with respect to the Financial Event of Default may be exercised only upon the occurrence of an Event of Default and upon either acceleration of the Obligations pursuant to the terms and conditions of this Agreement or the maturity of the Obligations and the Borrower’s failure to pay the Obligations. Notwithstanding the foregoing, if after the creation and pledge of the Collateral Account as required above, the Borrower obtains one or both of the Ground Lease Estoppels and provided no Event of Default exists (excluding an Event of Default under Section 8.01(e)(v)), Administrative Agent shall release such pledge and the Borrower will no longer be required to maintain the Collateral Account.

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ARTICLE VII
NEGATIVE COVENANTS

The Borrower hereby covenants and agrees (on its own behalf and on behalf of the Parent) that until the Obligations, together with interest, fees and other obligations hereunder, have been paid in full:

7.01        Liens.

The Borrower shall not, at any time, create, incur, assume or suffer to exist any Lien upon any of its assets or revenues, whether now owned or hereafter acquired, other than Permitted Liens.  The Parent shall not create any Lien upon the Capital Stock of the Borrower except as contemplated by the Ownership Pledge Agreement.

7.02        Indebtedness.

The Borrower shall not create, incur, assume or suffer to exist any Indebtedness, except:

          (a)   Indebtedness under the Credit Documents;

          (b)   Indebtedness of the Borrower set forth in Schedule 7.02 (and renewals, refinancings and extensions thereof on terms and conditions no less favorable to such Person than such existing Indebtedness);

          (c)   unsecured intercompany Indebtedness of the Borrower to any Credit Party; provided, that such Indebtedness shall be expressly subordinate in all respects to the Obligations on terms reasonably acceptable to the Administrative Agent; and

          (d)   Indebtedness of the Borrower arising solely from unsecured guarantees of Indebtedness of the Parent pursuant to any public or private debt offering (including, without limitation the Senior Notes and any additional senior or subordinated note issuance, convertible debentures, or similar public or private issuance, but specifically excluding any bank credit facility or similar debt facility).

7.03        Fundamental Changes.

Neither the Parent nor the Borrower shall merge, dissolve, liquidate, consolidate with or into another Person; provided, that, notwithstanding the foregoing provisions of this Section 7.03, any Consolidated Party which is not a Credit Party may be merged or consolidated with or into any Credit Party provided that such Credit Party shall be the continuing or surviving corporation.

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7.04        Dispositions; Acquisitions.

          (a)   The Borrower shall not make any sale, lease, transfer or other Disposition of (i) any Real Property Asset (except as provided in subsection (c) below); or (ii) any other material assets of the Borrower unless (A) such sale, lease, transfer or other Disposition is performed in the ordinary course of the Borrower’s Businesses or (B) the consideration paid in connection with such other material assets (1) is in cash or Cash Equivalents, (2) is in an amount not less than the fair market value of the Property disposed of and (3) does not exceed, in the aggregate during any calendar year (for all such sales, leases, transfers or other dispositions) $500,000.  The Parent shall not, in any case, transfer, sell, lease, pledge or otherwise Dispose of the Capital Stock of the Borrower held by it without the prior written consent of the Administrative Agent (which consent may be granted or withheld in the sole discretion of the Administrative Agent).

          (b)   The Borrower shall not, without the prior written consent of the Administrative Agent (which consent may be granted or withheld in the sole discretion of the Administrative Agent), make any Investments or otherwise acquire any material real or personal property other than: (i) acquisitions of personal property in the ordinary course of business to the extent required to continue to operate the Borrower’s Businesses in the manner in which they are currently being operated and (ii) investments in cash or Cash Equivalents.

          (c)   The Borrower may Dispose of any Real Property Asset and obtain release of such Real Property Asset from the Liens and security interests of the Administrative Agent hereunder and under the Collateral Documents relating thereto to cure any Event of Default and provided (i) the Loan is paid down upon the Disposition by the amount attributable to the applicable Real Property Asset as determined by Administrative Agent in its sole discretion, but not more than 1.20 times the amount of the Loan allocated to the applicable Real Property Asset; (ii) the Borrower may not Dispose of more than two (2) Real Property Assets under this Section 7.04(a) during the term of the Loan; and (iii) the release of the Real Property Asset from the Liens and security interests of Administrative Agent hereunder does not cause a Material Adverse Effect on the balance of the Real Property Assets that remain subject to the Liens and security interests of the Administrative Agent hereunder.

7.05        Business Activities.

The Borrower shall not engage in any business activities other than owning, developing, managing and providing secured financing for real and personal property and similar interests in leasehold properties which are owned by or net leased to healthcare operators for use as Healthcare Facilities.

7.06        Transactions with Affiliates and Insiders.

The Borrower shall not, at any time, enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances of working capital to the Borrower, (b) transfers of cash and assets to the Borrower, (c) intercompany transactions expressly permitted by Section 7.02, Section 7.03 or Section 7.04, (d) normal compensation and reimbursement of expenses of officers and directors and (e) except as otherwise specifically limited in this Credit Agreement, other transactions which are entered into in the ordinary course of the Borrower’s business on terms and conditions substantially as favorable to the Borrower as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.

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7.07        Organization Documents; Fiscal Year.

No Credit Party shall (a) amend, modify or change its organization documents in a manner adverse to the Lenders or (b) change its fiscal year.

7.08        Modifications to Other Documents.

The Borrower shall not, without the prior written consent of the Required Lenders enter into any material amendment or modification or cancel or terminate any Material Contract prior to its stated maturity (subject to the provisions of this Section 7.08 with respect to Facility Leases) prior to its stated maturity.  Notwithstanding the foregoing, with respect to any Facility Lease, the Borrower may amend, modify or waive, or permit the amendment, modification or waiver of any Facility Lease or Facility Lease provision, without the Required Lenders’ prior written consent, except to the extent such amendment, modification or waiver:  (a) decreases the rent or any other monetary obligations of the Tenant or Subtenant under any Facility Lease (except as set forth in the proviso to this sentence); (b) shortens or extends the term of any Facility Lease (provided an extension of the term of any Facility Lease will not require the consent of the Required Lenders if such extension is on then current market terms); (c) releases or limits the liability of any guarantor or any pledgor or any collateral under any Facility Lease; (d) releases any security deposits or letters of credit or any other security or collateral under any Facility Lease or under any guaranty of or pledge or security agreement in respect of any Facility Lease; (e) consents to the assignment, delegation or other transfer of rights and obligations under any Facility Lease; (f) changes the terms of any purchase option under any Facility Lease, including the purchase price or the time during which such option may be exercised; or (g) makes any other material change to the terms and conditions of any Facility Lease or increases in any material respect the obligations or liabilities of the Borrower thereunder; provided, however, that to the extent such amendment, modification or restructuring of a Facility Lease involves the replacement of a Tenant, (i) the Borrower shall have delivered to the Lenders and the Administrative Agent the (A) identity of such proposed new tenant (the “New Tenant”), (B) the proposed lease with such New Tenant (the “New Lease”) and (C) such other information as is reasonably requested by Administrative Agent and (ii) provided that (A) such New Tenant is an Eligible Tenant, (B) the New Lease provides for rent payments in each year which are at least eighty percent (80%) of the rent payments in each year due under the Facility Lease being amended, modified or replaced (the “Existing Facility Lease”) and (C) the New Lease is otherwise substantially similar in all material respects to the Existing Facility Lease, then within twenty (20) Business Days after receiving the foregoing information from the Borrower, with a request that the Required Lenders approve the New Tenant and New Lease and which prominently states on the face of the request that it will be deemed approved if not approved or disapproved within twenty (20) Business Days after receipt by Administrative Agent, if the Required Lenders have not either approved or disapproved such proposal, the Required Lenders shall be deemed to have approved such proposal.

7.09        Ownership of Subsidiaries.

Notwithstanding any other provisions of this Credit Agreement to the contrary, (a) the Borrower shall not own any Capital Stock of any other entity; (b) no Person other than the Parent shall own any Capital Stock of the Borrower; and (c) the Borrower shall not permit, create, incur, assume or suffer to exist any Lien on any Capital Stock of the Borrower.

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7.10        No Further Negative Pledges.

The Borrower will not enter into, assume or become subject to any Negative Pledges or agreement prohibiting or otherwise restricting the existence of any Lien upon any of its property in favor of the Administrative Agent (for the benefit of the Lenders) for the purpose of securing the Obligations, whether now owned or hereafter acquired, or requiring the grant of any security for any obligation if such property is given as security for the Obligations, except (a) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, and (b) pursuant to customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 7.04, pending the consummation of such sale.

7.11        Limitation on Restricted Actions.

The Borrower will not directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of Borrower to (a) pay dividends or make any other distributions to the Parent on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Credit Party, (c) make loans or advances to any Credit Party, (d) sell, lease or transfer any of its properties or assets to any Credit Party, or (e) act as the Borrower and pledge its assets pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a)-(d) above) for such encumbrances or restrictions existing under or by reason of (i) this Credit Agreement and the other Credit Documents, (ii) applicable Law, (iii) any Lien or any documentation or instrument governing any Lien permitted under Section 7.01 provided that any such restriction contained therein relates only to the asset or assets subject to such Lien or (v) customary restrictions and conditions contained in any agreement relating to the sale of any Real Property Asset permitted under Section 7.04, pending the consummation of such sale.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01        Events of Default.

The occurrence and continuation of any of the following shall constitute an “Event of Default”:

          (a)   Non-Payment.  The Borrower or any other Credit Party fails to pay when and as required to be paid herein, (i) within five (5) days after the same becomes due, any regularly scheduled installment of principal or interest due under the Loan or (ii) within ten (10) days after the earlier of (A) a Responsible Officer of the Parent or the Borrower becoming aware that the same has become due or (B) written notice from the Administrative Agent to the Borrower, any other fee payable herein or any other amount payable herein or under any other Credit Document becomes due or (iii) the Loan at the Maturity Date, whether by acceleration or otherwise; or

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          (b)   Specific Covenants.  The Borrower fails to perform or observe any term, covenant or agreement contained in (i) any of Sections 6.01, 6.02 or 6.10 within ten (10) days after the same becomes due or required or (ii) any of Sections 6.03, 6.06, 6.07, 6.11, 6.12, 6.14 or 6.16 or Article VII; or

          (c)   Other Defaults.  Any Credit Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Credit Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of (i) a Responsible Officer of the Parent or the Borrower becoming aware of such default or (ii) written notice thereof by the Administrative Agent to the Borrower (or, if such failure cannot be reasonably cured within such period, sixty (60) days, so long as the applicable Credit Party has diligently commenced such cure and is diligently pursuing completion thereof); or

          (d)   Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by the Borrower on behalf of the Borrower, the Parent or any other Credit Party and contained in this Credit Agreement, in any other Credit Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

          (e)   Cross-Default.  (i) There occurs any event of default under any of the Senior Note Indentures; (ii) the Parent or the Borrower (A) fails to perform or observe (beyond the applicable grace or cure period with respect thereto, if any) any Contractual Obligation if such failure could reasonably be expected to have a Material Adverse Effect, (B) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise and beyond the applicable grace or cure period with respect thereto, if any) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) or otherwise fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which event of default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or cash collateral in respect thereof to be demanded, in each case to the extent such Indebtedness or other obligation is in an amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount; (iii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower as a result thereof is greater than the Threshold Amount; or (iv) there occurs an “Event of Default” (as such term is defined in the Revolving Credit Agreement) under the Revolving Credit Agreement; or (v) there occurs an “event of default” (as such term is defined in the Facility Leases or Eligible Ground Lease) under any Facility Lease or Eligible Ground Lease; or

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          (f)   Insolvency Proceedings, Etc.  The Parent, the Borrower or the Tenant institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its properties; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of the Parent, the Borrower or the Tenant and the appointment continues undischarged or unstayed for ninety (90) calendar days; or any proceeding under any Debtor Relief Law relating to the Parent, the Borrower or the Tenant or to all or any material part of its property is instituted without the consent of the Parent, the Borrower or the Tenant, as the case may be, and continues undismissed or unstayed for ninety (90) calendar days, or an order for relief is entered in any such proceeding; or

          (g)   Inability to Pay Debts; Attachment.  (i) The Parent or the Borrower becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process in an amount in excess of the Threshold Amount is issued or levied against all or any material part of the properties of the Parent or the Borrower and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

          (h)   Judgments.  There is entered against the Parent or the Borrower (i) any one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

          (i)   ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

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          (j)   Invalidity of Credit Documents; Guaranty; Facility Master Lease; Eligible Ground Lease.  (i) Any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or as a result of satisfaction in full of all the Obligations or as a result of the Administrative Agent’s failure to record and/or file where and/or when appropriate any Collateral Documents or any continuation statements, ceases to be in full force and effect; or any Credit Party contests in any manner the validity or enforceability of any Credit Document; or any Credit Party denies that it has any or further liability or obligation under any Credit Document, or purports to revoke, terminate or rescind any Credit Document; (ii) the Guaranty or Hazardous Materials Indemnity Agreement shall cease to be in full force and effect, or the Guarantor shall deny or disaffirm such Guarantor’s obligations under such Guaranty or Hazardous Materials Indemnity Agreement, or the Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Guaranty or Hazardous Materials Indemnity Agreement; (iii) the Facility Master Lease shall cease to be in full force and effect, or the Tenant shall deny or disaffirm such Tenant’s obligations under such Facility Master Lease; or (iv) any of the Eligible Ground Leases shall be terminated by the ground lessor thereunder or otherwise cease to be in full force and effect by action of the ground lessor thereunder; or

          (k)   Change of Control.  There occurs any Change of Control.

8.02        Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, upon written notice to the Borrower in any instance, take any or all of the following actions:

          (a)   declare the unpaid principal amount of the Loan, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Credit Document to be immediately due and payable, without presentment, demand, protest or additional notice of any kind, all of which are hereby expressly waived by the Borrower; and

          (b)   exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Credit Documents or applicable law or in equity;

provided, however, that upon the occurrence of an Event of Acceleration, the unpaid principal amount of the Loan and all interest and other amounts as aforesaid shall automatically become due and payable, without further act of the Administrative Agent or any Lender.

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8.03        Application of Funds.

After the exercise of remedies in accordance with the provisions of Section 8.02 (or after the Loan has automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such or incurred by Administrative Agent in the exercise of its rights and remedies under this Agreement;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among the Lenders in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loan, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loan, ratably among such parties in proportion to the amounts described in this clause Fourth held by them;

Fifth, to payment of that portion of the Obligations constituting obligations under Swap Contracts between the Borrower and any Lender or Affiliate of any Lender (including, without limitation, payment of breakage, termination or other amounts owing in respect of any Swap Contract between the Borrower and any Lender, or any Affiliate of a Lender, to the extent such Swap Contract is permitted hereunder); and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

8.04        Administrative Agent’s Right to Perform the Obligations.

Upon the occurrence of an Event of Default and during continuation thereof, and upon either acceleration of the Obligations pursuant to the terms and conditions of this Agreement or the maturity of the Obligations and the Borrower’s failure to pay the Obligations, then, without waiving or releasing any other right, remedy or recourse the Administrative Agent or Lenders may have because of such Event of Default, the Administrative Agent may (but shall not be obligated to) make such payment or perform any act required of the Borrower under this Agreement for the account of and at the expense of the Borrower, and shall have the right to enter upon the Real Property Assets for such purpose and to take all such action thereon and with respect to the Real Property Assets as it may deem necessary or appropriate.    The Borrower shall indemnify, defend and hold the Administrative Agent and Lenders harmless from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs, or disbursements of any kind or nature whatsoever, including reasonable attorneys’ fees, incurred or accruing by reason of any acts performed by the Administrative Agent pursuant to the provisions of this Section  8.04, including those arising from the joint, concurrent, or comparative negligence of the Administrative Agent, except as a result of the Administrative Agent’s and Lenders’ gross negligence or willful misconduct.  All sums paid by the Administrative Agent pursuant to this Section 8.04, and all other sums expended by the Administrative Agent to which it shall be entitled to be indemnified pursuant to this Section 8.04, together with interest thereon at the Default Rate from the date of such payment or expenditure until paid, shall constitute additions to the Loan, shall be secured by the Credit Documents and shall be paid by the Borrower to the Administrative Agent upon demand.

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ARTICLE IX
ADMINISTRATIVE AGENT

9.01        Appointment and Authorization of Administrative Agent.

Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Credit Agreement and each other Credit Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Credit Agreement or any other Credit Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Credit Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any other Credit Document or otherwise exist against the Administrative Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Credit Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

9.02        Delegation of Duties.

The Administrative Agent may execute any of its duties under this Credit Agreement or any other Credit Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

9.03        Liability of Administrative Agent.

No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Credit Agreement or any other Credit Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Credit Party or any officer thereof, contained herein or in any other Credit Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Credit Agreement or any other Credit Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Credit Agreement or any other Credit Document, or for any failure of any Credit Party or any other party to any Credit Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Credit Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof.

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9.04         Reliance by Administrative Agent.

          (a)   The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Credit Party), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement or any other Credit Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

          (b)   For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

9.05        Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Credit Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  The Administrative Agent will notify the Lenders of its receipt of any such notice.  The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the requisite Lenders in accordance herewith; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

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9.06        Credit Decision; Disclosure of Confidential Information by Administrative Agent.

Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Credit Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession (in each case, except to the extent the Administrative Agent has confirmed to any Lender in writing the satisfaction of conditions to funding as of the Closing Date).  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Credit Agreement and to extend credit to the Borrower and the other Credit Parties hereunder.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement and the other Credit Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Credit Parties.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their respective Affiliates that may come into the possession of any Agent-Related Person.

9.07        Indemnification of Administrative Agent.

Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Credit Party and without limiting the obligation of any Credit Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Credit Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower.  The undertaking in this Section shall survive the payment of all Obligations and the resignation of the Administrative Agent.

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9.08        Administrative Agent in its Individual Capacity.

GECC and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Credit Parties and their respective Affiliates as though GECC were not the Administrative Agent hereunder and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, GECC or its Affiliates may receive information regarding any Credit Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.  With respect to the portion of the Loan made or held by GECC, GECC shall have the same rights and powers under this Credit Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include GECC in its individual capacity.

9.09        Successor Administrative Agent.

The Administrative Agent may resign as Administrative Agent upon thirty (30) days’ notice to the Lenders.  If the Administrative Agent resigns under this Credit Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by the Borrower Representative at all times other than during the existence of an Event of Default (which consent of the Borrower Representative shall not be unreasonably withheld or delayed).  If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower Representative, a successor administrative agent from among the Lenders.  Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” thereafter shall mean such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated without any other or further act or deed on the part of such retiring Administrative Agent.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Credit Agreement.  If no successor administrative agent has accepted appointment as Administrative Agent by the date thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

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9.10       Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of the Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)   to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loan and all other Obligations (other than obligations under Swap Contracts to which the Administrative Agent is not a party) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.04 and 10.04) allowed in such judicial proceeding; and

(b)   to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.04 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE X
MISCELLANEOUS

10.01     Amendments, Etc.

No amendment or waiver of, or any consent to deviation from, any provision of this Credit Agreement or any other Credit Document shall be effective unless in writing and signed by the Borrower, the Guarantor (if applicable) and the Required Lenders and acknowledged by the Administrative Agent, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given; provided, however, that:

(a)   unless also signed by each Lender directly affected thereby, no such amendment, waiver or consent shall:

(i)   waive non-payment or postpone any date fixed by this Credit Agreement or any other Credit Document for any payment of principal, interest, fees or other amounts due to any Lender hereunder or under any other Credit Document;

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(ii)   reduce the principal of, or the rate of interest specified herein on the Loan, or any fees or other amounts payable hereunder or under any other Credit Document; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on the Loan or to reduce any fee payable hereunder,

(iii)      change any provision of this Credit Agreement regarding pro rata sharing or pro rata funding with respect to (A) the making of advances (including participations) or (B) the manner of application of payments or prepayments of principal, interest, or fees;

(iv)     change any provision of this Section 10.01(a) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, or

(v)   release the Parent from their obligations hereunder (other than as provided herein or as appropriate in connection with transactions permitted hereunder); and

(b)   unless also signed by the Administrative Agent, no such amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Credit Agreement or any other Credit Document;

provided, however, that notwithstanding anything to the contrary contained herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy or insolvency reorganization plan that affects the Loan, (iii) each Lender acknowledged that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein, and (iv) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.

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10.02      Notices and Other Communications; Facsimile Copies.

(a)   General.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission).  All such written notices shall be mailed certified or registered mail, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)   if to the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)   if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)   Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower Representative may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c)   The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Agent-Related Persons have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent-Related Person have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

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          (d)   Effectiveness of Facsimile Documents and Signatures.  Credit Documents may be transmitted and/or signed by facsimile.  The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders.  The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

          (e)   Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

          (f)   Change of Address, Etc.  The Borrower and the Administrative Agent may each change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

10.03      No Waiver; Cumulative Remedies.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

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Notwithstanding anything to the contrary contained herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and under the other Credit Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Credit Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.08), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Credit Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.08, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04      Attorney Costs, Expenses and Taxes.

The Borrower agrees (a) to pay directly to the provider thereof or to pay or reimburse the Administrative Agent for all reasonable and documented costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Credit Agreement and the other Credit Documents, the preservation of any rights or remedies under this Credit Agreement and the other Credit Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable costs and expenses incurred following an Event of Default in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Credit Agreement or the other Credit Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs and (c) all reasonable and documented appraisal costs incurred by the Administrative Agent in connection with the Administrative Agent’s procurement of FIRREA-compliant MAI appraisals with respect to any Real Property Asset, to the extent any such appraisal is requested by the Administrative Agent (provided, that the Borrower shall not be required to pay the costs and expenses associated with any Administrative Agent-requested appraisal more than once in any two (2) calendar year period with respect to the Real Property Asset); and (iii) any re-appraisals requested by the Borrower.  The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and the reasonable and documented cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender.  All amounts due under this Section 10.04 shall be payable within twenty (20) Business Days after written invoice therefor is received by the Borrower.  The agreements in this Section shall survive the repayment of all Obligations.

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10.05      Indemnification by the Borrower.

The Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, trustees, advisors and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, litigation, investigation, proceeding, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever (subject to the provisions of Section 3.01 with respect to Taxes and Other Taxes) that may at any time be imposed on, incurred by or asserted against any such Indemnitee (whether by a Credit Party or any other party) in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Credit Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Credit Documents, (b) the Loan or the use or proposed use of the proceeds therefrom, (c) performance of any labor or services or the furnishing of any materials or other property in respect of any Real Property Asset or any part thereof, (d) violation by any Person of any Healthcare Laws, (e) the Eligible Ground Leases or Facility Leases, (f) the failure of any Person to file timely with the Internal Revenue Service an accurate Form 1099-B, Statement for Recipients of Proceeds from Real Estate, Broker and Barter Exchange Transactions, which may be required in connection with this Agreement, or to supply a copy thereof in a timely fashion to the recipient of the proceeds of the transaction in connection with which this Agreement is made, or (g) any actual or threatened claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that such indemnification shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, litigation, investigation, proceeding, demands, actions, judgments, suits, costs, expenses or disbursements are determined to have resulted from the gross negligence or willful misconduct of any Indemnitee.  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Credit Agreement, and no Indemnitee shall have any liability for any indirect or consequential damages relating to this Credit Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).  All amounts that may become due under this Section 10.05 shall be payable within twenty (20) Business Days after written invoice therefor is received by the Borrower.  The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the assignment by any Lender of any of its interests hereunder, the replacement of any Lender and the repayment, satisfaction or discharge of all the Obligations.

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10.06      Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

10.07      Successors and Assigns.

          (a)   The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) or (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

          (b)   Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement; provided that (i) except in the case of an assignment of the entire remaining amount of the portion of the Loan at the time owing to it, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower Representative otherwise consents (each such consent not to be unreasonably withheld or delayed) provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met; (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the portion of the Loan assigned; and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender and, if the assignor Lender retains a portion of the Loan, a Note to the assignor Lender.  Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

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          (c)   The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and principal amounts of the Loan owing to each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower Representative at any reasonable time and from time to time upon reasonable prior notice.  In addition, at any time that a request for a consent for a material or other substantive change to the Credit Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.

          (d)   Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement; provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any  provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that extends the time for, reduces the amount or alters the application of proceeds with respect to such obligations and payments required therein that directly affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.08 as though it were a Lender.

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          (e)   A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower Representative is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 10.15 as though it were a Lender.

          (f)   Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

          (g)   Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may (without notice to or the consent of any of the parties hereto) create a security interest in all or any portion of the Loan owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Credit Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Credit Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

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10.08      Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of Confidential Information, except that Confidential Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent  required by applicable Law or regulations or by any subpoena or similar legal process; (d) to any other party to this Credit Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Credit Agreement or the enforcement of rights hereunder (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential); (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Credit Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Credit Parties; (g) with the consent of the Borrower Representative; (h) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower; (i) to the National Association of Insurance Commissioners or any other similar organization (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential); or (j) to any nationally recognized rating agency that requires access to a Lender’s or an Affiliate’s investment portfolio in connection with ratings issued with respect to such Lender or Affiliate.  In addition, the Administrative Agent and the Lenders may disclose the existence of this Credit Agreement and information about this Credit Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Credit Agreement, the other Credit Documents, and the Extension of Credits.  Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information.  For the purposes of this Section, “Confidential Information” means all information received from any Credit Party relating to any Credit Party, any of the other Consolidated Parties, or its or their business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party; provided, that, in the case of information received from a Credit Party after the date hereof, such information is clearly identified in writing at the time of delivery as confidential.

Each of the Administrative Agent and the Lenders acknowledges that (A) the Confidential Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (B) it has developed compliance procedures regarding the use of material non-public information and (C) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

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10.09      Set-off.

In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender and each of its Affiliates are authorized at any time and from time to time, without prior notice to the Borrower or any other Credit Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Credit Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or Affiliate to or for the credit or the account of the respective Credit Parties against any and all Obligations owing to such Lender hereunder or under any other Credit Document (subject to Section 2.08), now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Credit Agreement or any other Credit Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.10      Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loan or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.11      Counterparts.

This Credit Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.12      Integration.

This Credit Agreement, together with the other Credit Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  In the event of any conflict between the provisions of this Credit Agreement and those of any other Credit Document, the provisions of this Credit Agreement shall control; provided that the inclusion of specific supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Credit Document shall not be deemed a conflict with this Credit Agreement.  Each Credit Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

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10.13      Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Extension of Credit, and shall continue in full force and effect as long as the Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.14      Severability.

If any provision of this Credit Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Credit Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.15      Tax Forms.

          (a)    (i)  Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code (a “Foreign Lender”) shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Internal Revenue Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by the Borrower pursuant to this Credit Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower pursuant to this Credit Agreement) or such other evidence satisfactory to the Borrower and the Administrative Agent, that such Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Internal Revenue Code.  Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower pursuant to this Credit Agreement, (B) promptly notify the Administrative Agent of any change in circumstances that would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Law that the Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

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(ii)   Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Credit Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S.  withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Internal Revenue Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

(iii)   The Borrower shall not be required to pay any additional amount to any Foreign Lender under Section 3.01 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 10.15(a) or (B) if such Lender shall have failed to satisfy the foregoing provisions of this Section 10.15(a); provided that if such Lender shall have satisfied the requirement of this Section 10.15(a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Credit Documents, nothing in this Section 10.15(a) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable Law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Credit Documents is not subject to withholding or is subject to withholding at a reduced rate.

(iv)   The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Credit Documents with respect to which the Borrower is not required to pay additional amounts under this Section 10.15(a).

(b)   Upon the request of the Administrative Agent, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9.  If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Internal Revenue Code, without reduction.

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(c)   If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent.  The obligation of the Lenders under this Section shall survive the termination of the Aggregate Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

10.16     Replacement of Lenders.

To the extent that Section 3.06(b) provides that the Borrower shall have the right to replace a Lender as a party to this Credit Agreement, or if any Lender is a Defaulting Lender, the Borrower may, upon notice to such Lender and the Administrative Agent, replace such Lender by causing such Lender to assign its portion of the Loan owned by it (with the related assignment fee to be paid by the Borrower) pursuant to Section 10.07(b) to one or more Eligible Assignees procured by the Borrower; provided, however, that if the Borrower elects to exercise such right with respect to any Lender pursuant to such Section 3.06(b), it shall be obligated to replace all Lenders that have made similar requests for compensation pursuant to Section 3.01 or 3.04.  The Borrower shall pay in full all principal, interest, fees and other amounts owing to such Lender through the date of replacement (including any amounts payable pursuant to Section 3.05).  Any Lender being replaced shall execute and deliver an Assignment and Assumption with respect to such Lender’s interest in the Loan.

10.17      No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees, and acknowledges its respective Affiliates’ understanding, that: (a) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrower and its respective Affiliates, on the one hand, and the Administrative Agent, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, the Administrative Agent is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its respective Affiliates, stockholders, creditors or employees or any other Person; (c) the Administrative Agent has not assumed nor will it assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent has advised or is currently advising the Borrower or any of its respective Affiliates on other matters) and the Administrative Agent has no obligation to the Borrower or any of its respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (d) the Administrative Agent and its respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its respective Affiliates, and the Administrative Agent has no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) the Administrative Agent has not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty.

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10.18      Source of Funds.

Each of the Lenders hereby represents and warrants to the Borrower that at least one of the following statements is an accurate representation as to the source of funds to be used by such Lender in connection with the financing hereunder:

          (a)   no part of such funds constitutes assets allocated to any separate account maintained by such Lender in which any employee benefit plan (or its related trust) has any interest;

          (b)   to the extent that any part of such funds constitutes assets allocated to any separate account maintained by such Lender, such Lender has disclosed to the Borrower the name of each employee benefit plan whose assets in such account exceed ten percent (10%) of the total assets of such account as of the date of such purchase (and, for purposes of this subsection (b), all employee benefit plans maintained by the same employer or employee organization are deemed to be a single plan);

          (c)   to the extent that any part of such funds constitutes assets of an insurance company’s general account, such insurance company has complied with all of the requirements of the regulations issued under Section 401(c)(1)(A) of ERISA; or

          (d)   such funds constitute assets of one or more specific benefit plans that such Lender has identified in writing to the Borrower.

As used in this Section, the terms “employee benefit plan” and “separate account” shall have the respective meanings provided in Section 3 of ERISA.

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10.19      GOVERNING LAW.

          (a)   THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

          (b)   ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY CREDIT DOCUMENT OR OTHER DOCUMENT RELATED THERETO.  THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

10.20      WAIVER OF RIGHT TO TRIAL BY JURY.

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY CREDIT DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY CREDIT DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.21      No Conflict.

To the extent there is any conflict or inconsistency between the provisions hereof and the provisions of any other Credit Document, this Credit Agreement shall control.

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10.22      USA Patriot Act Notice.

Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub.  L.  107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower (and to the extent applicable, the Parent), which information includes the name and address of the Borrower (and to the extent applicable, the Parent) and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower (and to the extent applicable, the Parent) in accordance with the Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.23  Entire Agreement.

THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

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IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first above written.

BORROWER:
NRS VENTURES, L.L.C.

By:	Omega Healthcare Investors, Inc., its Sole Member

By:	/s/ Daniel J. Booth
Name:	Daniel J. Booth
Title:	Chief Operating Officer

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AGENT:
GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent

By:	/s/ Adam Zeiger
Name:	Adam Zeiger
Title:	Authorized Signatory

LENDERS:
GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender

By:	/s/ Adam Zeiger
Name:	Adam Zeiger
Title:	Authorized Signatory

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Omega SNF Portfolio